UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PREFERRED APARTMENT COMMUNITIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

	1.	Amount Previously Paid:
	2.	Form, Schedule or Registration Statement No.:
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	4.	Date Filed:

March 19, 2015

Dear Fellow Stockholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the 2015 Annual Meeting of Stockholders (the "Annual Meeting") of Preferred Apartment Communities, Inc. The Annual Meeting will be held at 9:00 a.m. Eastern Time on May 7, 2015 at our offices located at 3284 Northside Parkway NW, 2nd Floor, Atlanta, Georgia 30327. Details of the business to be presented at the Annual Meeting can be found in the accompanying Notice of 2015 Annual Meeting of Stockholders and Proxy Statement (our "Proxy Statement").

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while setting a great precedent for our Company by keeping costs down and reducing the environmental impact of our Annual Meeting. On approximately March 26, 2015, we will begin mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and annual report and how to vote over the Internet or how to request and return a proxy card by mail. Stockholders who previously made a request to receive a paper copy of the proxy materials will be mailed the Proxy Statement, an annual report and proxy card.

Whether or not you plan to attend the Annual Meeting, your vote is important and we encourage you to vote promptly.

You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the Proxy Statement and on the proxy card.

On behalf of the Board of Directors, we thank you for your ongoing support and investment in our Company.

Sincerely,
John A. Williams
Chairman and Chief Executive Officer

3284 Northside Parkway NW Suite 150
Atlanta, Georgia 30327

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE…………...……	9:00 a.m. (Eastern Time) on May 7, 2015
PLACE……………………………..	3284 Northside Parkway NW, 2nd Floor Atlanta, Georgia 30327
ITEMS OF BUSINESS……………
1) To elect eight directors to serve until the annual meeting of stockholders in 2016.
2) To approve the Third Amendment to the 2011 Stock Incentive Plan.
3) To conduct an advisory vote on executive compensation.
4) To ratify the selection of PricewaterhouseCooopers LLP as our independent registered public accountants for 2015.
5) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE………………….	In order to vote, you must have been a stockholder at the close of business on March 13, 2015.
ADMISSION TO THE MEETING……………………..….

Only stockholders of the Company and its invited guests may attend the meeting. Proof of ownership of our common stock, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the meeting. For further information on admission, please refer to the question entitled "What do I need to do to attend the meeting in person?" on page 3 of the Proxy Statement which follows this notice.

PROXY VOTING…………..……
We cordially invite you to attend the meeting, but regardless of whether you plan to be present, please vote in one of the following ways:

1) VISIT THE WEBSITE noted on your proxy card or the Notice of Internet Availability of Proxy Materials to vote via the Internet;
2) If you receive a printed copy of the proxy materials by mail, USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this is a free call in the U.S.); or
3) If you receive a printed copy of the proxy materials by mail, MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card in the envelope provided, which requires no additional postage if mailed in the U.S.

Any proxy may be revoked by you at any time prior to its exercise at the meeting.

By Order of the Board of Directors,
Jeffrey R. Sprain
General Counsel and Secretary
March 19, 2015

TABLE OF CONTENTS

PROXY STATEMENT	1
ABOUT THE PROXY STATEMENT	1
COMMON STOCK OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS	6
PROPOSAL NO. 1 – ELECTION OF DIRECTORS	8
Nominees for Election	8
Biographical Information Regarding Executive Officers Who Are Not Directors	10
Director Compensation	11
CORPORATE GOVERNANCE	13
Board of Directors and Committees	13
Code of Business Conduct and Ethics	14
Committee Charters and Corporate Governance Guidelines	14
Compensation Committee Interlocks and Insider Participation	14
Board Leadership and Risk Oversight	15
Meetings of the Board of Directors	15
Communications with Our Board of Directors	15
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	16
Management Agreement	16
OP Agreement	16
Affiliate Loans	17
Acquisition Fees	18
Conflicts of Interest	18
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	19
EXECUTIVE COMPENSATION	20
Compensation Discussion and Analysis	20
COMPENSATION COMMITTEE REPORT	25
SUMMARY COMPENSATION TABLE	26
GRANTS OF PLAN-BASED AWARDS THAT OCCURRED IN 2014	27
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END	27
OPTION EXERCISES AND STOCK VESTING	27
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	28
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	28
AUDIT COMMITTEE REPORT	30
PROPOSAL NO. 2 – PROPOSAL TO APPROVE THE THIRD AMENDMENT TO THE 2011 STOCK INCENTIVE PLAN	31
PROPOSAL NO. 3 - PROPOSAL TO APPROVE (ON AN ADVISORY BASIS) COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT	36
PROPOSAL NO. 4 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	37
OTHER BUSINESS	38
ANNEX A – Third Amendment to the Preferred Apartment Communities, Inc 2011 Stock Incentive Plan	A-1

i

3284 Northside Parkway NW, Suite 150
Atlanta, Georgia 30327

2015 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

Preferred Apartment Communities, Inc. ("we," "our," "us" or the "Company") is furnishing this Proxy Statement in connection with our solicitation of proxies to be voted at our 2015 Annual Meeting of Stockholders (the "Annual Meeting"). We will hold the Annual Meeting at our principal executive offices, located at 3284 Northside Parkway NW, 2nd Floor, Atlanta, Georgia 30327, on Thursday, May 7, 2015 at 9:00 a.m. Eastern Time, and any postponements or adjournments thereof. We are sending this Proxy Statement and the enclosed proxy card to our stockholders commencing on or about March 26, 2015.

ABOUT THE PROXY STATEMENT

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will be asked to consider and act upon the following matters:

•	Election of eight directors nominated by our Board of Directors (the "Board") and listed in this Proxy Statement to serve until the annual meeting of stockholders in 2016;

•	Approval of the Third Amendment to the 2011 Stock Incentive Plan;

•	An advisory vote on the compensation of our executive officers as disclosed in this Proxy Statement;

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015; and

•	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review the Proxy Statement and 2014 Annual Report to Stockholders over the Internet at www.envisionreports.com/APTS. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet, or how you can request a full set of proxy materials, including a proxy card to return by mail. If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

Will our Manager be present at the Annual Meeting?

Officers of Preferred Apartment Advisors, LLC (our "Manager") will be present at the Annual Meeting. Some or all of these officers may be officers of the Company.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on March 13, 2015, the record date for the Annual Meeting, are entitled to receive notice of and vote at the Annual Meeting.

If you hold your shares through a bank, broker or other nominee and intend to vote in person at the Annual Meeting, you will need to provide a legal proxy from your bank, broker or other stockholder of record.

What are the voting rights of stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting.

How many shares are outstanding and entitled to vote at the Annual Meeting?

At the close of business on March 13, 2015, the record date for the Annual Meeting, 22,004,309 shares of our common stock were outstanding, including 39,216 shares of unvested restricted common stock, that are entitled to vote at the Annual Meeting. Additionally, 231,158 shares of our Series A Redeemable Preferred Stock were outstanding on such date, which are not entitled to vote at the Annual Meeting.

What constitutes a quorum?

Stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to be cast must be present at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business. Withheld votes, "abstentions" and broker non-votes count for purposes of determining whether a quorum is present. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the proposal is not a "routine" matter and the broker has not received voting instructions from the beneficial owner of the shares. All items on this year’s ballot are "non-routine" matters under New York Stock Exchange ("NYSE") rules to which we are subject, except ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for 2015 (Proposal 4).

What is the difference between a "stockholder of record" and a "street name" holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare, our transfer agent, you are a "stockholder of record." If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a "street name" holder.

If you are a "street name" holder, you are considered the beneficial owner of shares held in street name and your broker or nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares. You are also invited to attend the Annual Meeting and vote your shares in person; however, in order to vote your shares in person, you must provide us with a legal proxy from your bank, broker or other stockholder of record.

Brokerage firms have authority under NYSE rules to vote customers' shares for which they have not received voting instructions on certain "routine" matters, but may not vote for "non-routine matters" unless they have received voting instructions. As explained above, all items on this year’s ballot are "non-routine" matters under NYSE rules except ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for 2015 (Proposal 4). Therefore, if you do not provide voting instructions, your brokerage firm may not vote your shares on such non-routine matters. We encourage you to provide voting instructions to your brokerage firm. This ensures your shares will be voted at the Annual Meeting.

How do I vote?

If you are a registered stockholder, meaning that your shares are registered in your name, you have four voting options. You may vote:

•
over the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials or proxy card you received (if you have access to the Internet, we encourage you to vote in this manner);

•	by telephone using the number noted on the proxy card you received (if you received a proxy card);

•	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid, preaddressed envelope enclosed therewith; or

•	by attending the Annual Meeting and voting in person.

Please carefully follow the directions in the Notice of Internet Availability of Proxy Materials or proxy card you received. Proxies submitted over the Internet or by telephone must be received by 1:00 a.m., Eastern Time, on May 7, 2015. Proxies submitted by mail must be received by the Company prior to the commencement of the Annual Meeting.

If you have any questions about the Annual Meeting, or if you require assistance on voting, please call Georgeson Inc., our proxy solicitor, at (866) 767-8986.

Can I vote my shares in person at the meeting?

If you are a "stockholder of record," you may vote your shares in person at the meeting. If you hold your shares in "street name," you must obtain a legal proxy from your broker, bank, trustee or nominee, giving you the right to vote the shares at the meeting.

What do I need to do to attend the meeting in person?

Proof of stock ownership and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the meeting. Only stockholders who owned our common stock as of the close of business on March 13, 2015 are entitled to attend the meeting.

•
If your shares are registered in your name and you owned our common stock as of the close of business on March 13, 2015, you only need to provide some form of government issued photo identification for admission.

•
If your shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the meeting if you bring a recent bank or brokerage statement showing that you owned shares of our common stock on March 13, 2015.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

It means that you have multiple accounts with our transfer agent and/or with a broker, bank or other nominee. You will need to vote separately with respect to each Notice of Internet Availability of Proxy Materials or proxy card you received. Please vote all the shares you own.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•
by sending a written notice of revocation to our Secretary at 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327 so it is received prior to the Annual Meeting, stating that you revoke your proxy;

•	by signing a later-dated proxy card and submitting it so it is received prior to the Annual Meeting in accordance with the instructions included in the proxy card(s); or

•	by attending the Annual Meeting and voting your shares in person.

How may I vote for each proposal?
Proposal 1 – You may vote for each individual nominee or withhold from each individual nominee.
Proposal 2 – You may vote for, against or abstain from voting on the approval of the Third Amendment to the 2011 Stock Incentive Plan.
Proposal 3 – You may vote for, against or abstain on the advisory vote on executive compensation.
Proposal 4 – You may vote for, against or abstain from voting to ratify the selection of PricewaterhouseCooopers LLP as our independent registered public accountants for 2015.

What are the Board's recommendations on how I should vote my shares?
Proposal 1 – For all the nominees for election as director.
Proposal 2 – For the Third Amendment to the 2011 Stock Incentive Plan.
Proposal 3 – For the advisory proposal on executive compensation.
Proposal 4 – For the proposal to ratify the selection of PricewaterhouseCooopers LLP as our independent registered public accountants for 2015.

What vote is required to approve each item?

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	Election of directors

Each director will be elected by a plurality of the votes cast. This means that the eight nominees receiving the greatest number of "FOR" votes will be elected as directors, even if the number of votes received for any nominee is less than a majority of the votes present at the Annual Meeting.
Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
2	Approval of the Third Amendment to the 2011 Stock Incentive Plan	A majority of the votes cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
3	Advisory vote on executive compensation	A majority of the votes cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
4	Ratification of appointment of independent auditors	A majority of the votes cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

None of the proposals, if approved, entitles stockholders to appraisal rights under Maryland law or our charter.

What if I return my proxy card but do not provide voting instructions?

If you return a signed proxy card but do not provide voting instructions, your shares will be voted as follows:
Proposal 1 – For all the nominees for election as director.
Proposal 2 – For the Third Amendment to the 2011 Stock Incentive Plan.
Proposal 3 – For the advisory proposal on executive compensation.
Proposal 4 – For the proposal to ratify the selection of PricewaterhouseCooopers LLP as our independent registered public accountants for 2015.

What happens if additional matters are presented at the Annual Meeting?

We know of no other matters other than the items of business described in this Proxy Statement that can be considered at the meeting. If other matters requiring a vote do arise, the persons named as proxies will have the discretion to vote on those matters for you.
Is a list of stockholders available?
The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders entitled to vote at this meeting for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting. This list can be viewed between the hours of 9:00 a.m. and 5:00 p.m. at our principal executive offices at 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327. Please contact our Secretary to make arrangements.

Who will count the votes?

A representative of Computershare, our transfer agent, will act as the inspector of election and will tabulate votes.

Who pays the cost of this proxy solicitation?

We have hired Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $7,000 plus per call fees for any individual solicitation and reasonable out-of-pocket expenses. If you have any questions about the Annual Meeting, or if you require assistance on voting, please call Georgeson Inc. at (866) 767-8986. Proxies will be solicited on behalf of the Board of Directors by mail, in person and by telephone. We will pay the cost of preparing, assembling and mailing the proxy materials and the cost of soliciting proxies. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and will reimburse them for their reasonable expenses in doing so.

How do I submit a stockholder proposal for next year’s annual meeting or proxy materials, and what is the deadline for submitting a proposal?

In order for a stockholder proposal to be properly submitted for presentation at our 2016 annual meeting and included in the proxy material for next year’s annual meeting, we must receive written notice of the proposal at our executive offices during the period beginning on October 22, 2015 and ending at 5:00 p.m., Eastern Time, on November 27, 2015. All proposals must contain the information specified in, and otherwise comply with, our bylaws and federal securities laws. Proposals should be sent via registered, certified or express mail to: 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327, Attention: Jeffrey R. Sprain, General Counsel and Secretary.

Other Information

Our Annual Report to Stockholders for the year ended December 31, 2014, which includes our Annual Report on Form 10‑K for the year ended December 31, 2014 (the "2014 Form 10-K Annual Report"), is available at www.envisionreports.com/APTS, and if you received a printed copy of this Proxy Statement, accompanies this Proxy Statement. However, the Annual Report forms no part of the material for the solicitation of proxies.

The Annual Report to Stockholders may also be accessed through our website at www.pacapts.com by clicking on the "Investors" link, followed by the "Annual Reports" link. In addition, our 2014 Form 10-K Annual Report is available on our website and from the SEC's website at www.sec.gov. At the written request of any stockholder who owns our common stock as of the close of business on the record date, we will provide, without charge, paper copies of our 2014 Form 10-K Annual Report, including the financial statements and financial statement schedule, as filed with the SEC, except exhibits thereto. If requested by stockholders, we will provide copies of the exhibits for a reasonable fee. You can request copies of our 2014 Form 10-K Annual Report by following the instructions on the Notice of Internet Availability of Proxy Materials or by mailing a written request to:

Preferred Apartment Communities, Inc.
3284 Northside Parkway NW, Suite 150
Atlanta, Georgia 30327
Attention: General Counsel and Secretary

COMMON STOCK OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS
AND PRINCIPAL STOCKHOLDERS

Except as otherwise indicated, the following table sets forth the beneficial ownership of shares of our common stock as of March 13, 2015 for:

•	our directors;

•
our principal executive officer, principal financial officer and the three other most highly compensated executive officers, if any, calculated in accordance with SEC rules and regulations (collectively the "Named Executive Officers");

•	our directors and Named Executive Officers as a group; and

•	each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

In accordance with SEC rules, each listed person’s beneficial ownership includes all shares of our common stock the person actually owns beneficially or of record, all shares of our common stock over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the person has the right to acquire within 60 days (such as shares of common stock that may be issued upon conversion of Class A Units representing Class A limited partnership interests ("Class A Units") in Preferred Apartment Communities Operating Partnership, L.P. (our "operating partnership"), of which the Company is the general partner). Except as otherwise provided, all shares are owned directly, and the indicated person has sole voting and investing power. Unless otherwise indicated, the business address of the stockholders listed below is the address of our principal executive office, 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327.

	Common Stock Outstanding

Beneficial Owner	Shares Owned		Percentage

NELL Partners, Inc.	40,265	(1)(2)	*
John A. Williams	85,355	(1)(2)(3)(4)(5)	*
Leonard A. Silverstein	206,853	(1)(2)(6)	*
Michael J. Cronin	73,541	(7)	*
Daniel M. DuPree	70,768	(8)	*
Joel T. Murphy	—		*
Timothy A. Peterson	36,103	(9)	*
William J. Gresham, Jr.	30,851	(10)(11)(12)	*
Steve Bartkowski	33,888	(10)(13)	*
Gary B. Coursey	29,686	(10)	*
Howard A. McLure	50,276	(10)	*

All directors and executive officers as a group (10 persons)	577,056		2.59%
______________________

*	Less than 1%

(1)	NELL Partners, Inc. owns 40,265 shares of our common stock. John A. Williams and Leonard A. Silverstein share joint voting and investment power of these shares.

(2)
Although John A. Williams and Leonard A. Silverstein share joint voting and investment power of the shares held by NELL Partners, Inc. each disclaims any economic interest in such shares. Sixty three percent of such shares are owned indirectly by the Nancy Ann Richardson Williams Children’s Trust, formed on January 30, 1995, a trust created by Mr. Williams’ spouse for the benefit of their children. Twenty seven percent of such shares are owned indirectly by the Northside Partners Trust, formed on November 2, 2009, a trust created by Leonard A. Silverstein’s spouse for the benefit of their children.

(3)	35,258 of these shares are owned by Mr. Williams’ spouse. Mr. Williams disclaims any beneficial ownership of such shares.

(4)	381 of these shares are held in a trust for the benefit of the Mr. Williams' children. Mr Williams' spouse is trustee of the trust. Mr. Williams disclaims any beneficial ownership of such shares.

(5)	3,451 of these shares represent Class A Units of our operating partnership, each of which may be exchanged for one share of our common stock or cash, as selected by the Company.

(6)	131,115 of these shares represent Class A Units of our operating partnership, each of which may be exchanged for one share of our Common Stock, or cash, as selected by the Company.

(7)	54,554 of these shares represent Class A Units of our operating partnership, each of which may be exchanged for one share of our Common Stock, or cash, as selected by the Company.

(8)	30,571 of these shares represent Class A Units of our operating partnership, each of which may be exchanged for one share of our Common Stock, or cash, as selected by the Company.

(9)	9,804 of these shares are unvested shares of restricted Common Stock that will vest on May 7, 2015.

(10)	7,353 of these shares are unvested shares of restricted Common Stock that will vest on May 7, 2015.

(11)	5,250 of these shares are owned by Mr. Gresham's spouse. Mr. Gresham disclaims any beneficial ownership of such shares.

(12)
11,200 of these shares are owned by Mr. Gresham's mother. Mr. Gresham shares joint voting and investment power over these shares through a power of attorney granted by Mr. Gresham's mother to Mr. Gresham and Mr. Gresham's sibling. Mr. Gresham disclaims any beneficial ownership of such shares.

(13)	1,223 of these shares represent Class A Units of our operating partnership, each of which may be exchanged for one share of our common stock or cash, as selected by the Company.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board of Directors recommends a vote FOR all of the nominees named below.

Our charter and by-laws provide that the number of our directors may be established by a majority of the entire Board but may not be fewer than two nor more than ten. We currently have nine directors, including five independent directors. The term of each of Steve Bartkowski, Gary B. Coursey, Daniel M. DuPree, William J. Gresham, Jr., Howard A. McLure, Joel T. Murphy, Timothy A. Peterson, Leonard A. Silverstein and John A. Williams expires at the Annual Meeting and when his respective successor is duly elected and qualified.

Upon the recommendation of our Nominating and Corporate Governance Committee (which is made up solely of independent directors) the Board has reduced the size of the Board from nine directors to eight directors effective May 7, 2015 and nominated incumbent directors Steve Bartkowski, Gary B. Coursey, Daniel M. DuPree, William J. Gresham, Jr., Howard A. McLure, Timothy A. Peterson, Leonard A. Silverstein and John A. Williams to stand for re-election at the Annual Meeting and to hold office until our annual meeting of stockholders in 2016 and when his successor is elected and qualified.

We expect that each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

Nominees for Election

We have provided below certain information about each nominee for election as a director.

Name	Age	Position(s)
John A. Williams	72	Chief Executive Officer and Chairman of the Board
Leonard A. Silverstein	56	President, Chief Operating Officer and Director
Daniel M. DuPree	68	Chief Investment Officer and Vice Chairman of the Board
Steve Bartkowski	62	Independent Director
Gary B. Coursey	75	Independent Director
William J. Gresham	72	Independent Director
Howard A. McLure	58	Lead Independent Director
Timothy A. Peterson	49	Independent Director

John A. Williams has served as the Chief Executive Officer and Chairman of the Company since our formation in 2009. Mr. Williams served as the President of the Company from our formation in 2009 until August, 2012. Mr. Williams was born and educated in Atlanta. Following graduation from the city’s public school system, he entered the Georgia Institute of Technology where he earned a BS in Industrial Management. Mr. Williams has directed and coordinated the development, construction, and management of real estate developments since 1966. Over the course of his career, he has directed and coordinated the development, construction, and management of more than $5 billion in real estate developments. Approximately $3.5 billion of this activity has focused on multifamily housing (over 100,000 apartments), with the balance in other property types including hotels, condominiums and offices. Mr. Williams founded Post Properties, Inc. (NYSE: PPS) ("Post Properties") in 1970. He took Post Properties public as a REIT in 1993. When he resigned as Chairman of Post Properties in 2003, the company had approximately 30,000 apartment units and had averaged funds from operation, growth of 7% per year commencing with the Post Properties initial public offering. Mr. Williams is currently Chief Executive Officer of Williams Realty Advisors, LLC ("WRA"), and has held this position since February 2005. Since November 2009, Mr. Williams has served on the Board of Directors of Rentech, Inc. (NASD: RTK) and he currently serves on the Board of Directors of the Atlanta Falcons of which he is also a minority owner. He also holds interests in various other entities involving the acquisition, development, building, holding, leasing, managing, operating and exchanging of real properties and enterprises that collectively have over 800 employees and have been involved in over $3 billion in development.

We believe that Mr. Williams’ previous experience as the founder of Post Properties and his current role as the Chief Executive Officer of WRA make him well qualified to serve as a member of our Board.

Leonard A. Silverstein has served as President and Chief Operating Officer of the Company since August, 2012. Prior to such time, Mr. Silverstein served as Executive Vice President, General Counsel, Secretary and Vice Chairman of the Company since our formation in 2009. Mr. Silverstein also has served as General Counsel (since February 2005) and President (since December 1, 2011) of WRA and Chief Operating Officer of Corporate Holdings, LLC since October 2004. From August 1994 to 2004, Mr. Silverstein was a partner at the law firm of McKenna, Long & Aldridge LLP. From January 1991 to August 1994, Mr. Silverstein was a partner at the law firm of Powell, Goldstein, Frazer & Murphy LLP, where he began his legal practice in 1983. Mr. Silverstein’s practice focused on securities and corporate finance law, corporate governance and mergers and acquisitions, advising both publicly-held and privately-held clients in a variety of industries, including real estate.

We believe that Mr. Silverstein’s previous experience as a partner in each of McKenna, Long & Aldridge LLP and Powell, Goldstein, Frazer & Murphy LLP, his current roles as General Counsel and President of WRA and Chief Operating Officer of Corporate Holdings, LLC and his legal education make him well qualified to serve as a member of our Board.

Daniel M. DuPree has served as Vice Chairman of the Company since August, 2012 and has served as Chief Investment Officer of the Company since January 1, 2014. Mr. DuPree was elected to our Board as a director effective as of March 31, 2011. Until December 31, 2013, Mr. DuPree served as our lead independent director and presided over executive sessions of non-management directors. Mr. DuPree has over 46 years of commercial real estate experience in development, leasing and property management. From March 2009 to March 2012, he has served as Chief Executive Officer for The Reynolds Companies, a real estate development company in Atlanta, Georgia. From 1992 to March 2001 and then again from March 2003 to March 2009, Mr. DuPree served as President and Chief Operating Officer for Cousins Properties Incorporated (NYSE: CUZ), a real estate development, acquisition, financing, management and leasing company. From September 2002 to March 2003, Mr. DuPree served as Chief Executive Officer of Barry Real Estate Companies, a real estate development and management company. From 1982 to 1992, he served as Chief Executive Officer of New Market Development Company, a shopping center management and development company which he founded in 1982. From 1976 to 1982, Mr. DuPree served as an Executive Vice President for Post Properties, where he was responsible for shopping center management, leasing and development. From 1974 to 1976, Mr. DuPree was a commercial real estate broker for Coldwell Banker and Company. Mr. DuPree received his Bachelor of Science Business Administration degree from the University of Florida.

We believe that Mr. DuPree’s previous experience as President and Chief Operating Officer of Cousins Properties and as Chief Executive Officer of The Reynolds Companies make him well qualified to serve as a member of our Board.

Steve Bartkowski was elected to our Board as a director, effective as of March 31, 2011. Mr. Bartkowski was an All American in both baseball and football at the University of California at Berkeley. In 1975, he was the first pick in the NFL draft, selected by the Atlanta Falcons, serving as their starting quarterback for the following 11 seasons. Mr. Bartkowski was the NFL’s rookie of the year in 1975, the NFL’s highest rated quarterback for three years, and earned All-Pro honors for his efforts in 1980 and 1981. He was the most valuable player in the NFC in 1980. Mr. Bartkowski led the Falcons to their first play-off game in 1978 and again in 1980 and 1982. Mr. Bartkowski played his last season in the NFL for the Los Angeles Rams and retired from professional football in 1987. Following retirement from professional football, Mr. Bartkowski produced and hosted the popular TNN outdoor television series, Backroad Adventures with Steve Bartkowski from 1994 to 1996. He was also the host of a top rated outdoor television series, Suzuki’s Great Outdoors with Steve Bartkowski, on ESPN from 1990 – 1993. Since 1997, Mr. Bartkowski has worked in business development for DPR Construction, Inc., a global commercial contractor and construction management company. He is a well-known motivational speaker on personal success and excellence, giving speeches throughout the United States.

We believe that Mr. Bartkowski’s experience in business development for DPR Construction, Inc. and his previous leadership and management experience, both in professional football and television, make him well qualified to serve as a member of our Board.

Gary B. Coursey was elected to our Board as a director on December 3, 2010. Mr. Coursey has over 47 years of experience in the architectural profession and has managed the completion of thousands of projects representing over $3 billion in construction costs. He founded Gary B. Coursey & Associates Architects, Inc., a LEED certified firm, in 1971 and has built an innovative architectural practice focused on a high level of creativity and design. Mr. Coursey has overseen the design of over 300,000 units of multi-family housing, personal care facilities, athletic facilities, office buildings, industrial buildings, financial institutions, medical facilities, military facilities, restaurants, shopping centers and churches. In January 2015, Mr. Coursey was elected to the College of Fellows of the American Institute of Architects for his notable contributions to the advancement of the profession of Architecture. Mr. Coursey has experience throughout the United States, as well as internationally. Mr. Coursey received his Bachelor of Science in Architecture from the Georgia Institute of Technology and his Associate of Science in Building Construction from Southern Polytechnic State University.

We believe that Mr. Coursey’s experience as the founder of Gary P. Coursey & Associates Architects, Inc. and his related architectural design experience make him well qualified to serve as a member of our Board.

William J. Gresham was appointed to our Board as a director effective as of January 1, 2014. Mr. Gresham has been involved in commercial real estate in the Atlanta area since 1966, having over 40 years of experience in commercial real estate and office leasing and management. Mr. Gresham currently serves as a consultant for Gresham Real Estate Advisors, Inc., a real estate consulting company, which he founded in 1998. From 1984 to 1990, he served as President and Chief Executive Officer of City Group, Inc., an Atlanta area real estate development company. From 1980 to 1984, Mr. Gresham was Managing Partner of the Atlanta office of Lincoln Property Company, a national real estate developer. Prior to 1980, Mr. Gresham served as President of Gresham Realty Company, an office leasing and management company, which he founded in October 1969. From 1987 to 1990, Mr. Gresham served as a member of the Georgia House of Representatives and, from 1990 to 2007, on the Board of the Georgia Department of Transportation where he served as Chairman of the Board for two separate terms. He currently serves on the Boards of Directors for Bank of North Georgia, the Cobb Galleria Authority and the Georgia Sports Hall of Fame, and has served on the Board of Directors of Healthdyne, Inc., as well as the Georgia Tech Advisory Board and the Georgia Tech Industrial Management Board. Mr. Gresham has also served in leadership positions for numerous other civic organizations. Mr. Gresham received his bachelor's degree in industrial management from Georgia Institute of Technology.

We believe Mr. Gresham's extensive experience in commercial real estate, his experience as a legislator in Georgia and his experience with the Georgia Department of Transportation, including as the chairman, make him well qualified to serve as a member of our Board.

Howard A. McLure was elected to our Board as a director, effective as of March 31, 2011. In addition, as of January 1, 2014, Mr. McLure has been designated as our lead director by the independent directors to preside over executive sessions of non-management directors. From September 2012 until its sale to a third party in November 2014, Mr. McLure served as Executive Chairman of the Board of Change Healthcare Corporation, a provider of healthcare cost transparency services to self-insured employers who sponsor high deductible health care benefit plans. From May 2011 until September 2012, Mr. McLure served as Chairman and Chief Executive Officer of Change Healthcare Corporation. From March 2007 until November 2009, he served as Executive Vice President of CVS Caremark Corporation (NYSE: CVS) and President of Caremark Pharmacy Services, a division of CVS Caremark Corporation, where he was responsible for all sales and operations of the division. From June 2005 until March 2007, Mr. McLure served as Senior Executive Vice President and Chief Operating Officer of Caremark RX, Inc., listed on the New York Stock Exchange prior to the closing of the CVS Corp. — Caremark RX Inc. merger in March 2007. From May 2000 to June 2005, Mr. McLure served as Executive Vice President and Chief Financial Officer of Caremark RX, Inc. From June 1998 to May 2000, Mr. McLure served as Senior Vice President and Chief Accounting Officer of Caremark RX, Inc. From 1995 to 1998, Mr. McLure was Senior Vice President and Controller of Magellan Health Services, Inc. (NASDAQ: MGLN), a specialty managed healthcare company. Mr. McLure received his Bachelors of Business Administration in Accounting from the University of Georgia in 1979.

In November 2009, a securities class action lawsuit was filed in federal court in Rhode Island against CVS Caremark Corporation and certain of its officers, including Mr. McLure, which includes allegations of securities fraud relating to certain public disclosures made by CVS Caremark Corporation and allegations of insider trading. Mr. McLure has informed us of his belief that any allegations made against him in these lawsuits are without merit and that he plans to defend against them vigorously.

We believe that Mr. McLure’s previous experience as Executive Chairman and Chief Executive Officer of Change Healthcare Corporation, Executive Vice President of CVS Caremark Corporation and Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of Caremark RX, Inc. make him well qualified to serve as a member of our Board.

Timothy A. Peterson was elected to our Board as a director, effective as of March 31, 2011. Since 2003, Mr. Peterson has been a partner, Chief Financial Officer and member of the Investment Committee of Altman Development Corporation, a real estate development company that builds multifamily homes, where his primary responsibilities have been overseeing capital markets activities, financial reporting, strategic planning and budgeting. Mr. Peterson was Chief Financial Officer for Keystone Property Trust (NYSE: KTR) from 1998 to 2002, becoming Executive Vice President from 2002 to 2003. From 1989 to 1998, Mr. Peterson served in a series of positions for Post Properties, including as Executive Vice President. Working very closely with the president of Post Properties, Mr. Peterson was responsible for day-to-day coordination with the accountants, attorneys and investment bankers involved in completing the initial public offering of Post Properties in July 1993. Throughout his career, Mr. Peterson has overseen in excess of $3 billion of real estate financings using public stock sales, secured and unsecured debt, tax-exempt and taxable bond issuances, private placements and joint ventures. Mr. Peterson received his undergraduate degree in Accounting from the University of Florida in 1985 and his MBA in Finance from the University of Florida in 1987.

We believe that Mr. Peterson’s previous experience as Chief Financial Officer of Keystone Property Trust and Executive Vice President of Post Properties, combined with his financial reporting, accounting and initial public offering experience, makes him well qualified to serve as a member of our Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ALL OF THE NOMINEES NAMED ABOVE.

Biographical Information Regarding Executive Officers Who Are Not Nominated for Election as a Director

Michael J. Cronin, 60, has served as Executive Vice President of the Company since August, 2012. In addition, Mr. Cronin has served as Chief Accounting Officer and Treasurer of the Company since our formation in 2009. Mr. Cronin, who is now employed by our Manager effective January 1, 2013, has served in various capacities since first joining WRA in December 2005, most recently as Chief Financial Officer since October 2008. Prior to joining WRA, Mr. Cronin served as Vice President of Morgan Stanley Real Estate Advisors from February 2004 to December 2005. Mr. Cronin was the Chief Financial Officer of Hatfield Philips, a commercial real estate company, for three years prior to joining Morgan Stanley Real Estate Advisors. In total, Mr. Cronin has over 26 years of accounting, reporting and finance experience in the real estate field. He is a Certified Public Accountant and holds a BBA and Master's degree in Accounting from the University of Georgia.

William F. Leseman, 55, has served as Executive Vice President — Property Management of the Company since our formation in 2009. Mr. Leseman has over 28 years of experience in property management and since 1995 has served as President of RAM Partners, LLC, a full-service property management firm that leases and manages over 120 multi-family properties totaling approximately 31,000 units. From 1989 to 1995, Mr. Leseman served as Senior Vice President of property management for Post Properties, and was responsible for the management of more than 16,000 apartment units. He was previously a senior manager for a large regional property management company responsible for the firm’s owned and third-party portfolios. Mr. Leseman received a B.S. in Business Management from Stephen F. Austin State University in 1982. Mr. Leseman is a member of the Institute of Real Estate Management where he holds the Certified Property Management designation.

Joel T. Murphy, 56, has served as Chief Executive Officer of New Market Properties, LLC, a wholly owned subsidiary of the Company's operating partnership, since September 1, 2014. Mr. Murphy has also served as a member of our Board since September 1, 2014, but is not a nominee for re-election. Mr. Murphy has over 25 years of experience as an executive officer, principal and advisor in retail and multifamily projects, portfolios and investments. From January 2009 to the present, Mr. Murphy has served as Chief Executive Officer of Murphy Capital and Advisory Group LLC; from May 2010 to the present, as Managing Partner of Paces Andrews Associates; from January 2011 to December 31, 2013, as Principal of Iron Tree Capital LLC; and from August 2012 to July 31, 2014, as Chief Executive Officer of Iron Tree Retail LLC. From 1992 to 1995, Mr. Murphy served as the Director of Development of Cousins Properties Incorporated, an Atlanta-based REIT (NYSE: CUZ), and from 1995 to 2008, he served as President of the Retail Division of Cousins Properties Incorporated, as well as a member of its investment committee. From 1988 to 1992, he was a Partner at New Market Development Company, Ltd., a shopping center management and development company, which owned and managed retail properties primarily in the Mid-Atlantic and Southeast regions and Texas. Mr. Murphy also currently serves on the board of directors of The Orvis Company and serves, and has served, on many other boards of directors and related committees.

Director Compensation

Our compensation committee (the "Compensation Committee") designs our director compensation with the goals of attracting and retaining highly qualified individuals to serve as independent directors and fairly compensating them for their time and efforts. Because of our qualification and operation as a real estate investment trust, or REIT, for U.S. federal income tax purposes and the unique attributes of a REIT, service as an independent director on our Board requires broad expertise in the fields of real estate and real estate investing.

We currently compensate each of our independent directors with an annual fee of $60,000. If an independent director also serves as our Vice Chairman of the Board, we currently compensate such independent director with an annual fee of an additional $50,000. We also pay an additional $20,000 annual retainer to the chair of our audit committee (the "Audit Committee"). In addition, we pay independent directors a fee of $2,000 per meeting for attending committee meetings. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board and committees thereof. If a director is also one of our officers, we will not pay that director any compensation for services rendered as a director. We may issue shares of our common stock pursuant to our stock incentive plan in lieu of paying an independent director his annual fees and/or meeting fees in cash.

All annual fees paid to our independent directors have been paid in shares of restricted common stock. However, we previously paid the additional fee to our Vice Chairman of the Board in Class B Units representing Class B limited partnership interests in our operating partnership ("Class B Units"). We currently expect that any fees owed to our independent directors will be paid in shares of our common stock through the end of 2015, other than any additional fee paid to an independent Vice Chairman of the Board, which we intend to pay in Class B Units. In determining the number of shares granted for the annual fees paid to our independent directors for 2014-2015, our Compensation Committee used the volume weighted average price per share of our common stock for the five trading day period ended on the date immediately prior to the date of our 2014 annual meeting to determine the number of shares to grant. In determining the number of shares granted for committee meeting attendance in 2014, our Compensation Committee used the volume weighted average price per share of our common stock for the five trading day period ended on the date immediately prior to the meeting to determine the number of shares to grant. Our Audit Committee waived fees for six of the Audit Committee's nine meetings held during 2014. Currently, our Compensation Committee intends to use the same method for calculating the number of shares to grant for meeting fees in 2015. After 2015, any such fees may be paid in cash or stock. If we elect to pay our independent directors in cash, subject to the consent of the Compensation Committee, each independent director may elect to receive his or her annual fees and/or meeting fees in the form of shares of our common stock or a combination of shares of our common stock and cash. The vesting schedule for fees paid to our independent directors in shares of our common stock will be determined by the Compensation Committee in connection with such award. None of the members of the Board will be entitled to any fees for serving on the Board except as set forth above or unless the Board unanimously determines otherwise.

Compensation of our directors as of December 31, 2014 was as follows:

NAME(1)	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(2)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Steve Bartkowski	0.00	70,077	0.00	0.00	0.00	70,077
Gary B. Coursey	0.00	72,055	0.00	0.00	0.00	72,055
Johnny Gresham	0.00	87,937	0.00	0.00	0.00	87,937
Howard A. McLure	0.00	70,077	0.00	0.00	0.00	70,077
Timothy A. Peterson	0.00	86,093	0.00	0.00	0.00	86,093

(1)
Mr. Williams, our Chairman and Chief Executive Officer, Mr. Silverstein, our President and Chief Operating Officer, Mr. DuPree, our Chief Investment Officer, and Mr. Murphy, Chief Executive Officer of New Market Properties, LLC, are not included in this table as each of them is a Named Executive Officer of the Company and none of them received compensation for service as a director in 2014. All compensation paid to Messrs. Williams, Silverstein, DuPree and Murphy for the services they provide to the Company is reflected in the Summary Compensation Table.

(2)
The amounts included in this column represent the aggregate grant date fair value of each award, computed in accordance with Financial Accounting Standard Board - Accounting Standards Codification Topic 718 ("ASC 718"). On January 1, 2014, we issued 2,178 restricted shares of common stock to Mr. Gresham in lieu of paying cash as compensation for service on our Board from January 1, 2014 until our 2014 annual meeting; the grant date fair value of each restricted share of common stock was $8.20 based on the closing price of our common stock on the date of grant. On February 6, 2014, we issued 2,241 shares of our common stock to our independent directors in lieu of paying cash as compensation for attendance at committee meetings; the grant date fair value of each share of our common stock granted was $8.06 based on the closing price of our common stock on the date of grant. On May 8, 2013, we issued 7,353 restricted shares of common stock to each of our independent directors in lieu of paying cash as compensation for annual service on our Board and we issued 2,451 restricted shares of common stock to Mr. Peterson in lieu of paying cash as compensation for serving as the chairman of our Audit Committee; the grant date fair value of each restricted share of common stock was $8.17 based on the closing price of our common stock on the date of grant. Each share of restricted common stock will vest on the date of the Annual Meeting. On August 7, 2014, we issued 1,350 shares of our common stock to our independent directors in lieu of paying cash as compensation for attendance at committee meetings; the grant date fair value of each share of our common stock granted was $8.79 based on the closing price of our common stock on the date of grant. On November 3, 2014, we issued 2,102 shares of our common stock to our independent directors in lieu of paying cash as compensation for attendance at committee meetings; the grant date fair value of each share of our common stock granted was $8.59 based on the closing price of our common stock on the date of grant.

CORPORATE GOVERNANCE

Board of Directors and Committees

Our business is managed by our Manager, subject to the supervision and oversight of our Board. In addition, there are established investment guidelines for our Manager to follow in its day-to-day management of our business. Our Board may amend or revise the investment guidelines without a vote of our stockholders. A majority of our Board members are "independent," as determined by the requirements of the NYSE MKT LLC (the "NYSE MKT") and the regulations of the SEC. Our directors keep informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors will meet as needed in executive session without the presence of our corporate officers or non-independent directors.

Audit Committee. Our Audit Committee consists of three of our independent directors: Messrs. Timothy A. Peterson, Howard A. McLure, and Gary B. Coursey. Mr. Peterson serves as chairman of the Audit Committee and as the "audit committee financial expert," as defined in applicable SEC rules. Our Board has adopted a charter for the Audit Committee that sets forth its specific functions, powers, duties and responsibilities. The Audit Committee, by approval of at least a majority of the members, will: (i) select the independent registered public accounting firm to audit our annual financial statements; (ii) review with the independent registered public accounting firm the plans and results of the audit engagement; (iii) approve the audit and non-audit services provided by the independent registered public accounting firm; (iv) review the independence of the independent registered public accounting firm; consider the range of audit and non-audit fees; and (v) review the adequacy of our internal accounting controls. The Audit Committee will have additional powers, duties and responsibilities as may be delegated to it by the Board. During 2014, the Audit Committee held nine meetings.

Compensation Committee. Our Compensation Committee consists of three of our independent directors: Messrs. Howard A. McLure, who serves as chairman, William J. Gresham, Jr. and Steve Bartkowski. During 2013, prior to Mr. Gresham joining the Board on January 1, 2014, Mr. DuPree was a member of the Compensation Committee. Actions were also taken during the year by written consent. Our Board has adopted a charter for the Compensation Committee that sets forth its specific functions, powers, duties and responsibilities. Among other things, the Compensation Committee charter calls upon the Compensation Committee to:

•
review and approve on an annual basis the corporate goals and objectives relevant to chief executive officer compensation, if any, evaluate our chief executive officer’s performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by the Board), determine and approve the remuneration of our chief executive officer based on such evaluation;

•	review and oversee management’s annual process, if any, for evaluating the performance of our officers and review and approve on an annual basis the remuneration of our officers;

•	oversee our stock incentive plan; and

•	determine from time to time the remuneration for our independent directors.

See Compensation Discussion and Analysis for a description of the processes and procedures of the Compensation Committee and for additional information regarding the Compensation Committee’s role and management’s role in determining compensation for executive officers and directors. During 2014, the Compensation Committee held two meetings.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee (the "Nominating and Corporate Governance Committee") is comprised of three of our independent directors: Messrs. William J. Gresham, Jr., who serves as chairman, Gary B. Coursey and Steve Bartkowski. During 2013, prior to Mr. Gresham joining the Board on January 1, 2014, Mr. DuPree was a member of the Nominating and Corporate Governance Committee and served as chairman. The Nominating and Corporate Governance Committee was formed to establish and implement our corporate governance practices and to nominate individuals for election to the Board. Our Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by our Board. Among other things, the committee charter calls upon the Nominating and Corporate Governance Committee to: (i) develop criteria for selecting new directors and identify individuals qualified to become Board members and members of the various committees of the Board; (ii) select, or recommend that the Board select, the director nominees for each annual meeting of stockholders and the committee nominees; and (iii) develop and recommend to the Board a set of corporate governance principles applicable to the Company. We have not adopted a specific policy regarding the consideration of director nominees recommended to our Nominating and Corporate Governance Committee by stockholders. The Company plans to implement a policy as soon as it receives its first director nominee from stockholders. The Board views it as appropriate to defer developing a formal policy until such time as it receives its first stockholder nominee. Stockholders who wish to recommend nominees for consideration by the committee may submit their nominations in writing to our Secretary at the address provided in this Proxy Statement. The committee may consider these stockholder recommendations when it evaluates and recommends nominees to the Board for submission to the stockholders at each annual meeting. During 2014, the Nominating and Corporate Governance Committee held three meetings.

Conflicts Committee. Our conflicts committee (the "Conflicts Committee") is comprised of three of our independent directors: Messrs. Timothy A. Peterson, who serves as chairman, Howard A. McLure, and Gary B. Coursey. The conflicts committee was formed to review, among other things, (i) transactions we enter into with John A. Williams, Williams Opportunity Fund, LCC ("WOF"), Williams

Realty Fund I, LLC ("WRF"), our Manager or any of their respective affiliates that are subject to an inherent conflict of interest, and (ii) the allocation of investment opportunities among affiliated entities. Our Board has adopted a charter for the Conflicts Committee that sets forth its specific functions, powers, duties and responsibilities. For a description of certain of our conflict resolution procedures, see "Certain Relationships and Related Transactions — Conflicts of Interest — Certain Conflict Resolution Procedures" included elsewhere in this Proxy Statement. During 2014, the Conflicts Committee held one meeting, including concurrent meetings with the Audit Committee. Actions were also taken during the year by written consent.

Independent Directors. Our Board has determined that each of our independent directors is independent within the meaning of the applicable (i) requirements set forth in the Securities and Exchange Act of 1934, as amended, (the "Exchange Act") and the applicable SEC rules, and (ii) rules of the NYSE MKT. To be considered independent under the NYSE MKT rules, the Board must determine that a director does not have a material relationship with us (either directly, or as a partner, stockholder or officer of an organization that has a relationship with any of those entities, including our sponsor, our Manager and their affiliates). Under the NYSE MKT rules, a director will not be independent if, within the last three years:

•	the director was employed by us or our sponsor, our Manager or any of our affiliates;

•	an immediate family member of the director was employed by us or our sponsor as an executive officer;

•
the director, or an immediate family member of the director, received more than $120,000 during any 12-month period in direct compensation from us or our sponsor, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	the director was affiliated with or employed by a present or former internal or external auditor of us or our sponsor;

•	an immediate family member of the director was affiliated with or employed in a professional capacity by a present or former internal or external auditor of us or our sponsor;

•
an executive officer serves on our Compensation Committee or the board of directors of a company which employed the director, or which employed an immediate family member of the director, as an executive officer; or

•
the director was an executive officer or an employee (or an immediate family member of the director was an executive officer) of a company that makes payments to, or receives payments from, us or our Manager for property or services in an amount which, in any single fiscal year, exceeded the greater of $200,000 or 5% of such other company’s consolidated gross revenues.

Code of Business Conduct and Ethics

Our Board has established a code of business conduct and ethics. Among other matters, the code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code of business conduct and ethics to appropriate persons identified in such code; and

•	accountability for adherence to the code of business conduct and ethics.

Waivers to the code of business conduct and ethics may only be granted by unanimous written consent of the independent directors of our Board. If the independent directors grant any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on the corporate governance section on our corporate website. The information on our website is not a part of this Proxy Statement.

Committee Charters and Corporate Governance Guidelines

The charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Conflicts Committee, our Corporate Governance Guidelines and our code of business conduct and ethics may be accessed on our website at www.pacapts.com by selecting the "Investors" link, followed by either the "Committee Charters" link or the "Code of Conduct" link, and are available in print upon request from our Secretary. The information on our website is not a part of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation
Our Compensation Committee is comprised of three of our independent directors. None of these individuals has at any time served as an officer or employee of the Company. None of our executive officers has served as a director or member of the Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Board Leadership and Risk Oversight
Our Board does not have a policy on whether the offices of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from among the independent directors. Our Board believes that it should have the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interest of the Company and its stockholders. At this time, the offices of the Chairman of the Board and the Chief Executive Officer are combined, with Mr. Williams serving as Chairman and Chief Executive Officer.

Our Board has reviewed our current Board leadership structure in light of the composition of the Board, the Company's size, the Company's recent formation, the nature of the Company's business and other relevant factors. Considering these factors, the Company has determined not to have a separate Chief Executive Officer and Chairman of the Board. Given the size of our Board, the Board believes that the presence of five independent directors out of the eight directors, with only independent directors sitting on the Board's committees and having a lead independent director, provides sufficient independent oversight of the Chairman and Chief Executive Officer. In addition, the Board believes that combining the Chairman and Chief Executive Officer positions is the right corporate governance structure for the Company at this time because it most effectively utilizes Mr. Williams' extensive experience, knowledge and connections in the multifamily industry; allows Mr. Williams to use his experience, knowledge and connections to lead Board discussions regarding the Company’s business and strategy; and provides unified leadership for the Company as it develops and grows.

The Board has a lead independent director. Our lead director is an independent director who is elected by the independent members of the Board. Howard A. McLure, a director since our initial public offering, currently serves as our lead director. The role of our lead director includes the following duties:

• call meetings of the independent directors, as needed;
• develop the agendas for meetings of the independent directors;
• preside at executive sessions of the independent directors;
• confer regularly with the Chief Executive Officer;
• serve as a liaison between the Chief Executive Officer and the independent directors;
• in consultation with the Chief Executive Officer, review and approve Board meeting schedules and agendas; and
• meet with stockholders as appropriate.

The Board oversees risk through: (i) its review and discussion of regular periodic reports to the Board and its committees, including management reports and studies on existing market conditions, leasing activity and property operating data, as well as actual and projected financial results, and various other matters relating to our business; (ii) the required approval by the Conflicts Committee of all conflict of interest transactions, including, among others, acquisitions and dispositions of properties from affiliates and the engagement of our Manager; (iii) review and discussion of drafts of the Company's periodic reports to the SEC; (iv) the oversight of our business by the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee; and (v) regular periodic reports from our independent public accounting firm and other outside consultants, if necessary, regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for U.S. federal income tax purposes and our internal controls over financial reporting.

Meetings of the Board of Directors
During 2014, the Board held five meetings. Actions were also taken during the year by written consent. Each of our directors attended all the meetings of the Board held during 2014, and attended all meetings of the committees of the Board on which he served during 2014. All our directors attended our annual meeting of stockholders in 2014. We encourage all incumbent directors and director nominees to attend our annual meetings of stockholders.
Communications with Our Board of Directors

Stockholders may communicate with our Board of Directors, our lead director or any other individual director by writing to us at Preferred Apartment Communities, Inc., Attention: Secretary, 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

We have entered into a fifth amended and restated management agreement (the "Management Agreement"), with our Manager to manage our day-to-day operations. Pursuant to the Management Agreement, our Manager provides us with a management team and appropriate support personnel to implement our business strategy and perform certain services for us, subject to oversight by our Board. Our Manager has an investment committee that oversees our investment guidelines, our investment portfolio and its compliance with our investment guidelines and policies. We do not, nor do we expect to, have any employees.

The initial term of the Management Agreement expires on April 5, 2016 and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our Manager’s performance and fees that may be payable to our Manager annually, and, following the initial term, the Management Agreement may be terminated annually upon the affirmative vote of at least 75% of our independent directors, based upon (i) unsatisfactory performance that is materially detrimental to us, or (ii) our determination that the fees payable to our Manager are not in accordance with market rates, subject to our Manager’s right to prevent such termination due to above-market fees by accepting a reduction of fees to at or below market rates agreed to by at least 75% of our independent directors.

The Management Agreement provides for the Manager to be paid fees in connection with services provided to us. These fees include asset management, acquisition, disposition, general and administrative, multifamily property management and leasing, retail management, retail leasing and construction, development and landscaping fees. The asset management fee is equal to one-twelfth of 0.50% of the total value of our assets (including cash or cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with generally accepted accounting principles ("GAAP") (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs), payable monthly in arrears. The acquisition fee is 1.0% of the gross contract purchase price of the property, loan or other real estate-related asset purchased, for services in connection with selecting, evaluating and acquiring such asset. The multifamily property management and leasing fee and the retail management fee are 4% of the monthly gross revenues of our properties managed, for services in connection with the rental, leasing, operation and management of our properties and the supervision of any third parties that are engaged by our Manager to provide such services and is payable monthly in arrears, based on the actual gross revenues for the prior month. The retail leasing fee for new leases is equal to the greater of (i) $4.00 per square foot or (ii) the sum of 4.0% of the aggregate base rent for the first five years of the lease and 2.5% of the second five years of the new lease. The retail leasing fee for renewals is equal to the greater of (i) $2.00 per square foot or (ii) the sum of 2.0% of the aggregate base rent for the first ten years of the lease. Notwithstanding the foregoing, retail leasing fees will not exceed customary competitive rates for the market. The general and administrative fee is 2% of our monthly gross revenues, and is payable monthly in arrears based on the actual gross revenues of the Company for the prior month. The disposition fee payable upon the sale of one or more of our properties or other assets is an amount equal to 1% of the contract sales price of the asset. Any construction fee, development fee and landscaping fee we pay our Manager, if any, will be at market rates customary and competitive in light of the size, type and location of the asset in connection with the construction, development or landscaping of a property, or for management and oversight of expansion projects and other capital improvements. Also, we may reimburse our Manager for certain costs and expenses it incurs in connection with the services it provides to us. However, the total amount of the asset management, multifamily property management and leasing, retail management, retail leasing and general and administrative fees and expenses paid or reimbursed to our Manager will be capped at 1.5% of total value of our assets (including cash and cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with generally accepted accounting principles (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs).

The Manager may, in its discretion, defer some or all of the asset management, property management, or general and administrative expense fees for properties owned by the Company. Any deferred fees become due and payable to the extent that, in the event of any capital transaction, the net sale proceeds exceed the allocable capital contributions for the asset plus a 7.0% priority annual return on the asset. A total of $332,335 of combined asset management, property management and general and administrative expense fees related to the acquired properties during the year ended December 31, 2014 have been deferred by the Manager.

OP Agreement

Special Limited Partnership Interest. In addition, our Manager has a special limited partnership interest in our operating partnership. The special limited partnership interest entitles our Manager to distributions from our operating partnership equal to 15% of any net sale proceeds from an asset (which equals the proceeds actually received by us from the sale of such asset after paying off outstanding debt related to the sold asset and paying any seller related closing costs, including any commission paid to our Manager in connection with the sale of the asset, less sale expenses allocable to the sold asset) remaining after the payment of (i) the capital allocable to the sold asset, and (ii) a 7% priority annual return on such capital; provided, however, that all accrued and unpaid dividends on our preferred stock have been paid in full.

Class B Units. Our operating partnership has granted and in the future may continue to grant Class B Units, representing Class B limited partnership interests in our operating partnership, as equity incentive awards to our directors, officers and employees (if we ever have employees), employees of our Manager and its affiliates, employees of entities that provide services to us, directors of our Manager or of entities that provide services to us, certain of our consultants and certain consultants to our Manager and its affiliates or to entities of such consultants that provide services to us. The Class B Units may be subject to forfeiture or other restrictions upon terms included with any such grant.
In general, the Class B Units are intended to be treated as "profits interests" in our operating partnership for U.S. federal income tax purposes. In general, the Class B Units will receive allocations of net income and net loss consistent with their distribution priorities, however, periodically and upon the occurrence of certain specified events, our operating partnership will revalue its market capitalization and any increase in market capitalization will be allocated first to such Class B Units until the capital account attributable to each such Class B Units is economically equivalent to our capital account attributable to each of the Class A Units we hold in our operating partnership.
At the time the capital account attributable to each such Class B Unit is economically equivalent to our capital account attributable to each of the Class A Units we hold, such Class B Unit shall automatically convert into a Class A Unit and such holder shall be entitled to all rights and preferences and subject to all obligations of any other holder of Class A Units. If the Class B Units are subject to forfeiture, upon a forfeiture of Class B Units, there is a risk that we will recognize taxable income up to the amount of the capital account of such holder of such Class B Units allocable to such Class B Unit. The Class B Units may be entitled to distributions, even though the Class B Units are subject to forfeiture.
After owning a Class A Unit for one year, Class A Unit holders generally may, subject to certain restrictions, exchange Class A Units for the cash value of a corresponding number of shares of our common stock or, at our option, a corresponding number of shares of our common stock. However, subject to certain limitations, in the case of a proposed combination, each Class A Unit holder has the right to exercise its exchange right prior to the stockholder vote on the transaction, even if it has held its units for less than one year. In addition, when Class A Units are issued upon the conversion of a Class B Unit, the period of time the Class B Unit was owned will be considered for the one year ownership requirement of a Class A Unit.
See "Executive Compensation" beginning on page 20 of this Proxy Statement.

Affiliate Loans

We have extended a revolving line of credit to our Manager in an aggregate amount of up to $12.0 million, in order to provide liquidity to our Manager in support of its ongoing business operations. The credit line bears interest at 8.0% per annum, with interest payable monthly and matures on December 31, 2016. At December 31, 2014, the amount drawn by our Manager was $9,128,038, and for the year ended December 31, 2014, interest revenue was $633,680.

We have an outstanding loan to Preferred Capital Marketing Services, LLC, or PCMS, in the amount of $1.5 million. PCMS is under common control with our Manager. This loan bears interest at 10.0% per annum, with interest payable monthly and matures on December 31, 2016. At December 31, 2014, the amount owed by PCMS was $1.5 million, and for the year ended December 31, 2014, interest revenue from PCMS was $150,000.

Acquisition Fees

Mezzanine Loans and Notes Receivable. In connection with each of our mezzanine loans or other notes receivables, we received a loan fee of 2% of the loan amount and paid an acquisition fee of 1% of such loan amount to our Manager out of these funds. The table below shows the details of the amounts that were received by us and paid to our Manager through December 31, 2014 for each of our loans that was outstanding for some portion of 2014.

	As of December 31, 2014
	Loan Fee received from borrower - 2%	Acquisition fee paid to Manager - 1%
Project/Property

Citypark View	$200,000	$100,000
City Vista	282,930	141,465
Madison - Rome (1)	107,201	53,600
Aster at Lely	254,265	127,133
Crosstown Walk	219,240	109,620
Overton Rise	332,079	166,040
Haven West	138,816	69,408
Haven 12	122,328	61,164
Founders' Village	197,320	98,660
Encore	320,531	160,265
Palisades	321,400	160,700
Fusion	460,000	230,000
Green Park	269,287	134,644
Stadium Village	268,500	134,250
Summit Crossing III	24,000	12,000
Crosstown Walk II	44,800	22,400

	$3,562,697	$1,781,349

(1) Loan was repaid in full by the borrower on October 20, 2014

Multifamily and Necessity Retail Acquisition Fees. In 2014 we acquired four multifamily communities and ten grocery-anchored necessity retail shopping centers. In connection with the purchase of the four multifamily communities for an aggregate purchase price of approximately $181.7 million, our Manager received aggregate acquisition fees of $1,817,400. In connection with the purchase of the ten retail assets for an aggregate purchase price of approximately $118.2 million, our Manager received aggregate acquisition fees of approximately $1,182,000. In addition, as discussed in more detail below, Joel T. Murphy, the Chief Executive Officer of New Market Properties, LLC, was paid in cash a fee of $714,570 related to the acquisition of nine grocery-anchored necessity retail shopping centers during 2014 while he was a director and Chief Executive Officer of New Market Properties, LLC. Mr. Murphy was also paid a fee of $57,268 in connection with one grocery-anchored necessity retail shopping center acquisition prior to becoming a director of the Company and the Chief Executive Officer of New Market Properties, LLC. Mr. Murphy was the independent third-party consultant who identified the retail assets acquired and an agreement was reached, prior to Mr. Murphy becoming an officer or director, for which he would be compensated at closing if the acquisitions occurred. During the acquisition process, Mr. Murphy was asked to join our board of directors based on his background and experience and was also asked to become the Chief Executive Officer of New Market Properties, LLC.

Conflicts of Interest

We are subject to various conflicts of interest arising out of our relationship with our Manager, and its affiliates, including conflicts related to the arrangements pursuant to which our Manager and its affiliates will be compensated by us. Our agreements and compensation arrangements with our Manager and its affiliates were not determined by arm’s length negotiations. We anticipate that future acquisitions by us of assets likely will be mostly from unaffiliated third parties, but we would still consider acquisitions from affiliated third parties if any such acquisition made financial sense to us and was approved by our Conflicts Committee comprised solely of independent directors.

Our Manager and its affiliates will try to balance our interests with their duties to other John A. Williams-sponsored programs. However, to the extent that our Manager or its affiliates take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to our stockholders and the value of our common stock. In addition, our directors, officers and certain of our stockholders may engage for their own account in business activities of the types conducted or to be conducted by our subsidiaries and us.

Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise, and all our directors have a duty to act in a manner reasonably believed to be in our best interest.

Certain Conflict Resolution Procedures

Every transaction that we enter into with John A. Williams, WOF, WRF, our Manager, any of their respective affiliates and any other of our related persons will be subject to an inherent conflict of interest. Our Board may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and John A. Williams, WOF, WRF, our Manager or any of their respective affiliates. In order to reduce or eliminate certain potential conflicts of interest, our Conflicts Committee will review (i) all transactions we enter into with John A. Williams, WOF, WRF, our Manager or any of their respective affiliates, and (ii) the allocation of investment opportunities among affiliated entities. The policies and procedures of the Conflicts Committee are evidenced in the charter of the Conflicts Committee.

In addition, our code of business conduct and ethics requires all of our personnel to be vigilant in avoiding a conflict of interest as it relates to our interests and the interests of our officers and directors or the interests of the employees, officers and directors of our Manager when such individuals are acting for or on our behalf. The code prohibits us from, among other things, entering into a transaction or a business relationship with such a related person or in which such a related person has a substantial financial interest, unless such transaction and relationship are disclosed to and approved in advance by our Conflicts Committee.

Each of our directors and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. We review these questionnaires and, if we determine that it is necessary, discuss any reported transactions with the entire Board. We do not have a formal written policy for approval or ratification of such transactions, as all such transactions are evaluated on a case-by-case basis.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and officers (as defined in the Exchange Act), and persons who own more than ten percent of a registered class of the Company's equity securities, if any, to file with the SEC reports of ownership of the Company and reports of changes in ownership. Such persons must furnish copies of all such reports that they file to us. Based solely on a review of such reports and written representations of our directors and officers, we believe that during the fiscal year ended December 31, 2014 ("fiscal year 2014"), the Company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a), other than four late Form 4s by our officers related to Class B Units of our operating partnership that converted to Class A Units on June 30, 2014, a late Form 5s by each of Messrs. Williams and Silverstein related to a single dividend reinvestment transaction and a late Form 3 for a new director that has no beneficial ownership of the Company's equity securities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes our compensation program, objectives and policies for our Named Executive Officers for fiscal year 2014. Our Named Executive Officers for fiscal year 2014 were John A. Williams, Chief Executive Officer and Chairman, Michael J. Cronin, Executive Vice President, Chief Accounting Officer and Treasurer, Leonard A. Silverstein, President and Chief Operating Officer, Daniel M. DuPree, Chief Investment Officer, and Joel T. Murphy, Chief Executive Officer - New Market Properties, LLC.

Overview of Compensation Program and Philosophy

We have no employees. We are externally managed by our Manager pursuant to the Management Agreement. All our Named Executive Officers are employees or equity owners of our Manager and/or affiliates of our Manager that provide services to us. We have not paid, and do not intend to pay in 2015, any cash compensation to our Named Executive Officers. We do not provide our Named Executive Officers with pension benefits, perquisites or other personal benefits. We have no arrangements to make cash payments to our Named Executive Officers upon their termination from service as our officers. While we do not pay our Named Executive Officers any cash compensation, the Compensation Committee may grant our Named Executive Officers equity-based awards intended to align their interests with the interests of our stockholders. In establishing award levels, the Compensation Committee currently does not plan to engage in any benchmarking of award levels/opportunities, believing that there is insufficient information regarding incentive awards in the case of externally-managed REITS. In addition, Mr. Williams has informed us that he intends to have any equity-based awards he is granted transferred to a trust for the benefit of his children for which neither he nor his spouse is the trustee. Mr. Williams has informed us that these planned transfers are made for tax and estate planning purposes. If these equity-based awards are originally granted to Mr. Williams, any transfer will be reported as a disposition by Mr. Williams under Section 16(a) of the Exchange Act.

Say-On-Pay Vote
At our 2012 annual meeting of stockholders, we provided our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers. An overwhelming majority of our stockholders (98.5%) that voted at the 2012 annual meeting of stockholders approved the compensation of our Named Executive Officers as described in our proxy statement for the 2012 annual meeting of stockholders. The Compensation Committee reviewed the results of this advisory "say-on-pay" vote and considered it in determining specific award amounts granted to our Named Executive Officers for 2013, 2014 and 2015. The Compensation Committee will also carefully consider the results of the stockholder advisory vote on executive compensation at the Annual Meeting and other future stockholder votes on executive compensation, along with other expressions of stockholder views it receives on specific policies and desirable actions.

Say-on-Pay-Frequency Vote

At our 2012 annual meeting of stockholders, our stockholders who voted recommended by a substantial majority (79.85%) that we hold an advisory stockholder vote on the compensation of our Named Executive Officers every three years. As a result of this vote, an advisory vote on the Named Executive Officers compensation will be held at the Annual Meeting.

Cash and Other Compensation

We do not pay or accrue any salaries or bonuses to our Named Executive Officers. However, included in the compensation of Joel T. Murphy, the Chief Executive Officer of New Market Properties, LLC, is $771,838 paid in cash as a fee to Mr. Murphy related to the acquisition of the ten grocery-anchored necessity retail shopping centers during 2014, in which $57,268 of these fees were paid to Mr. Murphy with respect to the acquisition completed in February 2014, prior to Mr. Murphy becoming a director of the Company and Chief Executive Officer of New Market Properties, LLC in September 2014. Mr. Murphy was the consultant who identified the retail assets acquired and an agreement was reached, prior to Mr. Murphy becoming an officer or director, whereby he would be compensated at closing if the acquisitions occurred. During the acquisition process, Mr. Murphy was asked to join our board of directors based on his background and experience and was also asked to become the Chief Executive Officer of New Market Properties, LLC.

Equity-Based Compensation

The Compensation Committee may, from time to time pursuant to our 2011 Stock Incentive Plan, grant our Named Executive Officers equity-based awards, including options, restricted shares, restricted share units, unrestricted shares and other awards based on our shares. No such equity based awards were granted under the 2011 Stock Incentive Plan to our Named Executive Officers in fiscal year 2014. In addition, under the operating partnership agreement of our operating partnership Class B Units may be granted to our directors, officers (including our Named Executive Officers) and employees (if we ever have employees), employees of our Manager and its affiliates, employees of entities that provide services to us, our Manager and its affiliates, or to entities that provide services to us. To the extent that our Named Executive Officers are granted Class B Units in respect of their services to us, they will not receive duplicate compensation under our 2011 Stock Incentive Plan. These awards are designed to align the interests of our Named Executive Officers with those of our stockholders, by allowing our Named Executive Officers to share in the creation of value for our stockholders through capital appreciation and dividends. These equity awards are generally subject to vesting requirements, and are designed to promote the retention of management and to achieve strong performance for the Company. These awards provide a further benefit to us by enabling our Manager and its affiliates to attract, motivate and retain talented individuals. We currently do not have any equity ownership requirements or guidelines for our Named Executive Officers.

We believe our compensation policies are particularly appropriate since we are an externally managed REIT. REIT regulations require us to pay at least 90% of our REIT taxable income to stockholders as dividends. As a result, we believe that our common stockholders are principally interested in receiving attractive risk-adjusted dividends and growth in dividends and market capitalization. Accordingly, we want to provide an incentive to our Named Executive Officers that rewards success in achieving these goals. Since we generally do not have the ability to retain earnings, we believe that equity-based awards serve to align the interests of our Named Executive Officers with the interests of our stockholders in receiving attractive risk-adjusted dividends and growth. Additionally, we believe that equity-based awards are consistent with our stockholders' interest in market capitalization growth as these individuals will be incentivized to grow our market capitalization for stockholders over time. We believe that this alignment of interests provides an incentive to our Named Executive Officers to implement strategies that will enhance our overall performance and promote growth in dividends and growth in our market capitalization.

The Compensation Committee does not use a specific formula to calculate the number of equity awards and other rights awarded to our Named Executive Officers under our 2011 Stock Incentive Plan or our operating partnership agreement. The Compensation Committee does not explicitly set future award levels/opportunities on the basis of what the Named Executive Officers earned from prior awards. While the Compensation Committee will take past awards into account, if any, it will not solely base future awards in view of those past awards. Generally, in determining the specific amounts to be granted to an individual, the Compensation Committee will take into account factors such as our performance, the individual's position, his or her contribution to our performance, and general market practices of our peers and similarly sized companies, as well as the recommendations of our Manager.

Class B Unit Grants

2012 Grants. On January 3, 2012, the Compensation Committee approved the grant of 90,528 Class B Units (the "2012 Class B Units") to the following Named Executive Officers in lieu of reimbursement for aggregate annual cash compensation of $550,000 for 2012:

Name	2012 Class B Units
John A. Williams	41,149
Michael J. Cronin	16,460
Leonard A. Silverstein	32,919

In addition, on August 15, 2012, the Compensation Committee approved the grant of 6,128 Class B Units to Mr. DuPree (the "2012 DuPree Class B Units) for service as the Company's Vice Chairman of the Board in lieu of reimbursement for aggregate annual cash compensation of $50,000 for 2012.

The 2012 Class B Units vested on January 3, 2013. The 2012 DuPree Class B Units vested on August 15, 2013. All determinations, interpretations and assumptions related to the vesting and calculation of the amount of 2012 Class B Units and 2012 DuPree Class B Units earned were made by the Compensation Committee. On January 3, 2013, the Compensation Committee determined that all of the 2012 Class B Units issued on January 3, 2012 were fully earned and were converted into Class A Units. On August 15, 2013, the Compensation Committee determined that all of the 2012 DuPree Class B Units issued on August 15, 2012 were fully earned and were converted into Class A Units. In making this determination, all market capitalization calculations made by the Compensation Committee were based on the total number of shares of our common stock outstanding on the date of grant and the volume weighted average of the closing per share prices of our common stock reported by NYSE MKT for the five consecutive trading days ending on (and including) the valuation date. As of January 3, 2013, the Compensation Committee's determination that all 2012 Class B Units were earned was based on our achievement as of the valuation date of an approximately $10.0 million increase in our market capitalization above the baseline value of approximately $30.8 million on the date of grant. As of August 15, 2013, the Compensation Committee's determination that all 2012 DuPree Class B Units were earned was based on our achievement as of the valuation date of an approximately $1.7 million increase in our market capitalization above the baseline value of approximately $42.5 million on the date of grant. All earned 2012 Class B Units and 2012 DuPree Class B Units automatically converted on a one-for-one basis into Class A Units of our operating partnership which are exchangeable for shares of our common stock on a one-for-one basis, or cash, as elected by us. Any shares of our common stock underlying the Class A Units, if and when issued, will be issued pursuant to our 2011 Stock Incentive Plan. The Compensation

Committee believes the grant of the 2012 Class B Units aligned the interests of these Named Executive Officers closely with the interests of our stockholders in growth in dividends and our market capitalization.

The 2012 Class B Units and the 2012 DuPree Class B Units were designed to qualify as "profits interests" in our operating partnership for federal income tax purposes. As a general matter, the profits interests' characteristics of the 2012 Class B Units and the 2012 DuPree Class B Units means that at the time of grant they were not economically equivalent in value to a Class A Unit and the economic value could increase over time as and when earned.

2013 Grants. On January 2, 2013, the Compensation Committee approved the grant of 101,902 Class B Units (the "2013 Class B Units") to the following Named Executive Officers in lieu of reimbursement for aggregate annual cash compensation of $825,000 for 2013:

Name	2013 Class B Units
John A. Williams	46,319
Michael J. Cronin	18,528
Leonard A. Silverstein	37,055

The Compensation Committee increased the value of Class B Unit grants approximately 12.5% in 2013 to move the aggregate compensation of the Company's Named Executive Officers (if all 2013 Class B Units are earned) closer to that of the Company's peers. All grants of 2013 Class B Units were determined using the value of the underlying shares of our common stock that may be issued if the market capitalization of the Company hit a target increase of approximately $1.2 million.

The 2013 Class B Units vested on January 2, 2014. All determinations, interpretations and assumptions related to the vesting and calculation of the amount of 2013 Class B Units earned were, and will be, made by the Compensation Committee. On January 2, 2014, the Compensation Committee determined that 94,310, or 92.55%, of the 2013 Class B Units were fully earned and were converted into Class A Units. In making this determination, all market capitalization calculations made by the Compensation Committee were based on the total number of shares of our common stock outstanding on the date of grant and the volume weighted average of the closing per share prices of our common stock reported by NYSE MKT for the five consecutive trading days ending on (and including) the valuation date. As of January 2, 2014, the Compensation Committee's determination that 92.55% of 2013 Class B Units were earned was based on our achievement as of the valuation date of an approximately $1.1 million increase in our market capitalization above the baseline value of approximately $41.9 million on the date of grant. To earn 100% of the 2013 Class B Units, an increase of approximately $1.2 million was required in our market capitalization above the baseline value. All earned 2013 Class B Units automatically converted on a one-for-one basis into Class A Units of our operating partnership which are exchangeable for shares of our common stock on a one-for-one basis, or cash, as elected by us. To the extent 2013 Class B Units were not fully earned on January 2, 2014, additional determinations will be made at the end of each calendar quarter thereafter until the unearned Class B Units are fully earned or forfeited. There is no effect on future grants of Class B Units for any 2013 Class B Units that were not earned. On June 30, 2014, the Compensation Committee determined that the remaining 7,592 2013 Class B Units, or 7.45%, were fully earned and were converted into Class A Units based on our achievement as of the valuation date of an approximately $5.6 million increase in our market capitalization above the baseline value of approximately $41.9 million on the date of grant. Any shares of our common stock underlying the Class A Units, if and when issued, will be issued pursuant to our 2011 Stock Incentive Plan. The Compensation Committee believes the grant of the 2013 Class B Units aligned the interests of these Named Executive Officers closely with the interests of our stockholders in growth in dividends and our market capitalization.

The 2013 Class B Units were designed to qualify as "profits interests" in our operating partnership for federal income tax purposes. As a general matter, the profits interests' characteristics of the 2013 Class B Units means that at the time of grant they were not economically equivalent in value to a Class A Unit and the economic value could have increased, and with respect to the earned 2013 Class B Units did increase, over time as and when earned.

The 2013 Class B Units also provided provisions for accelerated vesting and determination of the number earned in the event of a change of control or termination of service prior to January 2, 2014. For more information see "Potential Payments upon Termination or Change of Control" below.

2014 Grants. On January 2, 2014, the Compensation Committee approved the grant of 181,591 Class B Units (the "2014 Class B Units") to the following Named Executive Officers in lieu of reimbursement for aggregate annual cash compensation of $1,485,000 for 2014:

Name	2014Class B Units
John A. Williams	70,313
Michael J. Cronin	19,566
Leonard A. Silverstein	61,141
Daniel M. DuPree	30,571

The Compensation Committee increased the value of Class B Unit grants approximately 50.0% in 2014 to move the aggregate compensation of the Company's Named Executive Officers (if all 2014 Class B Units are earned) closer to that of the Company's peers. The balance of the increase in 2014 Class B Units relates to the addition of Mr. DuPree as our Chief Investment Officer in 2014. All grants of 2014 Class B Units were determined using the value of the underlying shares of our common stock that may be issued if the market capitalization of the Company hit a target increase of approximately $2.0 million.

The 2014 Class B Units vested on January 2, 2015. All determinations, interpretations and assumptions related to the vesting and calculation of the amount of 2014 Class B Units earned were made by the Compensation Committee. On January 2, 2015, the Compensation Committee determined that all of the 2014 Class B Units were fully earned and were converted into Class A Units. In making this determination, all market capitalization calculations made by the Compensation Committee were based on the total number of shares of our common stock outstanding on the date of grant and the volume weighted average of the closing per share prices of our common stock reported by NYSE MKT for the five consecutive trading days ending on (and including) the valuation date. As of January 2, 2015, the Compensation Committee's determination that all 2014 Class B Units were earned was based on our achievement as of the valuation date of an approximately $15.6 million increase in our market capitalization above the baseline value of approximately $123.4 million on the date of grant. All earned 2014 Class B Units automatically converted on a one-for-one basis into Class A Units of our operating partnership which are exchangeable for shares of our common stock on a one-for-one basis, or cash, as elected by us. Any shares of our common stock underlying the Class A Units, if and when issued, will be issued pursuant to our 2011 Stock Incentive Plan. The Compensation Committee believes the grant of the 2014 Class B Units aligned the interests of these Named Executive Officers closely with the interests of our stockholders in growth in dividends and our market capitalization.

The 2014 Class B Units were designed to qualify as "profits interests" in our operating partnership for federal income tax purposes. As a general matter, the profits interests' characteristics of the 2014 Class B Units means that at the time of grant they were not economically equivalent in value to a Class A Unit and the economic value could increase over time as and when earned.

The 2014 Class B Units also provided provisions for accelerated vesting and determination of the number earned in the event of a change of control or termination of service prior to January 2, 2015. For more information see "Potential Payments upon Termination or Change of Control" below.

Accounting and Tax Considerations

ASC 718. We generally follow guidance under ASC 718. Certain future stock-based compensation expense will be affected by our stock price, the number of stock-based awards our Compensation Committee grants, if any, in fiscal year 2015 and subsequent years, as well as a number of complex and subjective valuation assumptions and the related tax impact. These valuation assumptions may include, but are not limited to, dividend yields on our stock, risk-free interest rates, the expected term of the award and the volatility of our common stock price.

Policy with Respect to Compensation Deductibility. Our policy with respect to the deductibility limit of Section 162(m) of the Internal Revenue Code of 1986, as amended, generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in our best interest. We reserve the right to authorize the payment of non-deductible compensation if we deem that it is appropriate to do so under the circumstances.

Role of Executive Officers in the Compensation Process

Our Chief Executive Officer and our President and Chief Operating Officer provide input and recommendations to the Compensation Committee for the compensation, if any, paid to each of our Named Executive Officers. The Compensation Committee considers these recommendations when determining salary, if any, awarding incentive compensation and setting incentive opportunities for the coming year. In addition, our Chief Accounting Officer analyzes the financial implications of various executive compensation plan designs.

Independent Compensation Consultant

The Compensation Committee currently has not engaged a compensation consultant. However, the Compensation Committee is in discussion with a number of compensation consultants and plans to engage a consultant prior to making compensation decisions for 2016.

Securities Trading Policy

We maintain a comprehensive securities trading policy which provides, among other things, that "covered persons" and "insiders" who are aware of material, non-public information regarding the Company may not disclose or trade on such information. In addition, "covered persons" and "insiders" are prohibited from transacting in derivative securities of the Company, short selling Company securities, buying or selling Company securities during any blackout period, holding Company stock in a margin account or pledging Company stock as collateral for a loan. Individuals classified as "insiders" (which include the Named Executive Officers) and their family members generally may not buy or sell Company securities without prior approval of the Company's General Counsel, except under approved Rule 10b5-1 trading plans. To our knowledge, our Named Executive Officers comply with the policy, and none of our Named Executive Officers currently holds our securities in a margin account or has used our securities as collateral for a loan.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has furnished the following report. The information contained in this "Compensation Committee Report" is not to be deemed "soliciting material" or "filed" with the SEC, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filings.

Our Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" required by Item 402(b) of Regulation S-K of the Exchange Act with management.

Based on such review and discussions, our Compensation Committee recommended to our Board that the "Compensation Discussion and Analysis" be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

The Compensation Committee

Howard A. McLure, Chairman
Steve Bartkowski
William J. Gresham, Jr.

SUMMARY COMPENSATION TABLE

We do not provide any of our Named Executive Officers with any cash compensation or bonus. Nor do we provide any Named Executive Officer with pension benefits or nonqualified deferred compensation plans. We have not entered into any employment agreements with any person, and are not obligated to make any cash payments upon termination of employment or a change in control of us.

The table below summarizes the total compensation paid or awarded to each of our Named Executive Officers for the fiscal years indicated. For a more thorough discussion of our executive compensation program, see the Compensation Discussion and Analysis beginning on page 20 of this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total
John A. Williams(2)	2014	-	-	$426,800	-	$426,800
Chief Executive Officer and	2013	-	-	$281,156	-	$281,156
Chairman	2012	-	-	$184,553	-	$184,553
Michael J. Cronin(3)	2014	-	-	$118,766	-	$118,766
Executive Vice President, Chief	2013	-	-	$112,465	-	$112,465
Accounting Officer and Treasurer	2012	-	-	$73,823	-	$73,823
Leonard A. Silverstein(4)	2014	-	-	$371,126	-	$371,126
President and Chief Operating	2013	-	-	$224,924	-	$224,924
Officer	2012	-	-	$147,642	-	$224,924
Daniel M. DuPree(5)	2014	-	-	$185,566	-	$185,566
Chief Investment Officer	2013	-	-	-	-	-
	2012	-	-	$40,966	-	$40,966
Joel T. Murphy(6)	2014	-	-	-	$771,838	$771,838
Chief Executive Office - New	2013	N/A	N/A	N/A	N/A	N/A
Market Properties, LLC	2012	N/A	N/A	N/A	N/A	N/A

*
The columns for "Option Awards," "Non-Equity Incentive Plan Compensation" and "Change in Pension Value and Nonqualified Deferred Compensation Earnings" have been omitted because they are not applicable.

(1)
Represents the total grant date fair value of the Class B Units granted in 2012, 2013 and 2014 determined in accordance with ASC 718. We engaged a third party valuation consultant to develop the grant date fair values of the Class B Units using a Monte-Carlo simulation. The simulation was run using assumptions regarding dividend yield, expected volatility, risk-free interest rate and service period. Since we have a limited amount of operating history in the public equity market, the expected volatility assumption was derived from the observed historical volatility of the common stock prices of a select group of peer companies within the REIT industry that most closely approximate our size, capitalization, leverage, line of business and geographic focus markets.

(2)	Mr. Williams has served as the Chief Executive Officer and Chairman of the Company since our formation in 2009 and served as the President of the Company from our formation in 2009 until August, 2012.

(3)
Mr. Cronin has served as Executive Vice President of the Company since August, 2012. In addition, Mr. Cronin has served as Chief Accounting Officer and Treasurer of the Company since our formation in 2009.

(4)
Mr. Silverstein has served as President and Chief Operating Officer of the Company since August, 2012. Prior to such time, Mr. Silverstein served as Executive Vice President, General Counsel, Secretary and Vice Chairman of the Company since our formation in 2009.

(5)
Mr. DuPree has served as Chief Investment Officer of the Company since January 1, 2014. Prior to such time, Mr. DuPree was not an officer of the Company, but was Vice Chairman and an independent director for the Company.

(6)
Mr. Murphy has served as Chief Executive Officer of New Market Properties, LLC, a wholly owned subsidiary of the Company's operating partnership, since September 1, 2014. Mr. Murphy was not a named executive officer with respect to 2012 or 2013. Included in the Mr. Murphy's compensation is $771,838 paid in cash as a fee related to the acquisition of the ten grocery-anchored necessity retail shopping centers during 2014, where $57,268 of these fees were paid to Mr. Murphy in 2014, prior to Mr. Murphy becoming a director of the Company and Chief Executive Officer of New Market Properties, LLC. Mr. Murphy was the independent third-party consultant who identified the retail assets acquired and an agreement was reached, prior to Mr. Murphy becoming an officer or director, whereby he would be compensated at closing if the acquisitions occurred. During the acquisition process, Mr. Murphy was asked to join our board of directors based on his background and experience and was also asked to become the Chief Executive Officer of New Market Properties, LLC. The Company does not plan to pay consulting fees to Mr. Murphy for any future acquisitions if he is an officer of the New Market Properties, LLC or the Company.

GRANTS OF PLAN-BASED AWARDS THAT OCCURRED IN 2014

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold(1)	Target(2)	Maximum(2)
John A. Williams	January 2, 2014	N/A	70,313	70,313
Michael J. Cronin	January 2, 2014	N/A	19,566	19,566
Leonard A. Silverstein	January 2, 2014	N/A	61,141	61,141
Daniel M. DuPree	January 2, 2014	N/A	30,571	30,571

(1)
Our 2014 Class B Unit awards do not have threshold (or minimum amount) numbers of Class B Units that are earned for a certain level of performance under the award agreements. As such, the threshold level shown in the table is "N/A" based on the fact that there is a potentially infinite time over which the Class B Units may be earned, subject to the Named Executive Officer's continued service.

(2)
Our target and maximum amounts are the same as the specified performance target of an aggregate $1,959,000 increase in our market capitalization after a one-year vesting period, which will result in all of the 2014 Class B Units being earned.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
John A. Williams	0	N/A	70,313	639,848
Michael J. Cronin	0	N/A	19,566	178,051
Leonard A. Silverstein	0	N/A	61,141	556,383
Daniel M. DuPree	0	N/A	30,571	278,196

(1)	Represents the number of 2014 Class B Units awarded as reported in the Grants of Plan-Based Awards That Occurred in 2014 table at the "Target" level.

(2)	The amounts are calculated by multiplying $9.10, the closing price of our common stock as reported by the NYSE MKT for December 31, 2014, by the applicable number of 2014 Class B Units.

OPTION EXERCISES AND STOCK VESTING

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
John A. Williams	46,319	372,405
Michael J. Cronin	18,528	148,965
Leonard A. Silverstein	37,055	297,922
Daniel M. DuPree	6,128	49,269

(1)
Represents the number of Class B Units granted on January 2, 2013 that vested on January 2, 2014 and were earned on January 2, 2014 and June 30, 2014 and became Class A Units when earned, which are exchangeable for shares of our common stock on a one-for-one basis, or cash, as elected by us.

(2)
The amounts are calculated by multiplying $8.04, the closing price of our common stock as reported by the NYSE MKT on January 2, 2014 (the last trading date prior to the vesting date), by the number of Class B Units converted to Class A Units.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Under the 2014 Class B Unit grants, in the event that we would have experienced a change of control prior to January 2, 2015, 100% of the 2014 Class B Units would have immediately and automatically vested at that time. In addition, a calculation to determine if, and to what extent, the 2014 Class B Units were earned would have been made using the fair value of our common stock on a per share basis, as determined by the Compensation Committee based on the total consideration paid or payable in the transaction resulting in the change of control, to calculate our market capitalization.

The 2014 Class B Unit grants also provided that in the event a participant’s service as an executive officer with us terminated due to death or disability prior to January 2, 2015, a pro rata portion of the participant's 2014 Class B Units would be forfeited based upon the number of days from the date of the death or disability to January 2, 2015, but the un-forfeited portion of the participant's 2014 Class B Units would fully vest as of the date of the participant’s death or disability.

Further, under the 2014 Class B Units, if a participant’s service as an executive officer with us would have ceased for any reason other than death, disability or change of control, any 2014 Class B Units that had not been earned would have been automatically forfeited, although the Compensation Committee could have, in its sole discretion, determined that all or any portion of any of the 2014 Class B Units awarded should become fully vested and not forfeited.

If on December 31, 2014 we had incurred a change of control or the Named Executive Officers’ service with us would have terminated due to death or disability, assuming that all 2014 Class B Units would have become vested and earned as of such date, and without regard to any proration, Messrs. Williams, Cronin, Silverstein and DuPree's 2014 Class B Units would have vested and been earned as of such date with values of $639,848, $178,051, $556,383 and $278,196, respectively. Such amounts are calculated by multiplying $9.10 (the closing price of our common stock as reported by the NYSE MKT for December 31, 2014), by the applicable number of 2014 Class B Units.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2014 regarding our compensation plans and the common stock we may issue under the plans.

EQUITY COMPENSATION PLAN INFORMATION TABLE

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders(1)	145,011(2)	N/A	565,684
Equity compensation plans not approved by stockholders	150,000(3)	$12.50	0
Total	295,011	$12.50	565,684

(1)
Includes our 2011 Stock Incentive Plan, which authorized a maximum of 1,317,500 shares of our common stock for issue. Awards may be made in the form of issuances of common stock, restricted stock, stock appreciation rights, performance shares, incentive stock options, non-qualified stock options or other forms. Eligibility for receipt of, amounts, and all terms governing awards pursuant to the 2011 Stock Incentive Plan, such as vesting periods and voting and dividend rights on unvested awards, are determined by our Compensation Committee.

(2)	Represents 145,011 Class A Units of our operating partnership, which are exchangeable for shares of our common stock on a one-for-one basis, or cash, as elected by us.

(3)
Represents the warrant to purchase up to 150,000 shares of our common stock that was issued to International Assets Advisory, LLC as partial compensation for services rendered in connection with our initial public offering. The exercise price is $12.50 per share, which is 125% of the gross initial public offering price of $10.00 per share. The warrant became exercisable as of September 28, 2011 and expires on March 31, 2015.

AUDIT COMMITTEE REPORT

Our Audit Committee has furnished the following report.

The information contained in this "Audit Committee Report" is not to be deemed "soliciting material" or "filed" with the SEC, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filings.

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors of Preferred Apartment Communities, Inc. (the "Board"). Management is responsible for the financial statements and the reporting process, including the system of internal controls. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America.

In fulfilling its responsibilities:

•	The Audit Committee reviewed and discussed the audited financial statements contained in the 2014 Annual Report on SEC Form 10-K with our management and with PricewaterhouseCoopers LLP.

•
    The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•
    The Audit Committee received from PricewaterhouseCoopers LLP written disclosures regarding the auditors’ independence, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed with PricewaterhouseCoopers LLP its independence from us and our management.

In reliance on the reviews and discussion noted above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in our Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Audit Committee

Timothy A. Peterson, Chairman
Howard A. McLure
Gary B. Coursey

PROPOSAL NO. 2 – APPROVAL OF THE THIRD AMENDMENT TO THE 2011 STOCK INCENTIVE PLAN

Our Board of Directors recommends a vote FOR approving the Third Amendment to the 2011 Stock Incentive Plan to increase the aggregate number of shares of Common Stock that may be issued under the 2011 Stock Incentive Plan from 1,317,500 shares to 2,617,500 shares and extend the expiration date of the 2011 Stock Incentive Plan from December 31, 2016 to December 31, 2019

Amendment

On February 5, 2015, our Board adopted the Third Amendment to our 2011 Stock Incentive Plan, subject to approval by holders of our Common Stock. If approved by the holders of our Common Stock, this proposed amendment to the 2011 Stock Incentive Plan would increase the aggregate number of shares of our Common Stock that may be issued under the 2011 Stock Incentive Plan from 1,317,500 shares to 2,617,500 shares (an increase of 1,300,000 shares) and would extend the expiration date of the 2011 Stock Incentive Plan from December 31, 2016 to December 31, 2019.

Our Board has unanimously determined that this amendment is advisable and in the best interests of the Company and its stockholders, and has submitted the amendment to be voted on by the holders of our Common Stock at the Annual Meeting. Should stockholder approval of the Third Amendment not be obtained, the Third Amendment to the 2011 Stock Incentive Plan will not be implemented. The 2011 Stock Incentive Plan, however, will continue in effect and we may continue to grant awards thereunder, but the Company would be limited in its ability to grant equity awards in the future as a key component of its compensation program.

A complete copy of the proposed Third Amendment to the 2011 Stock Incentive Plan is attached as Annex A to this Proxy Statement. A full copy of the 2011 Stock Incentive Plan is attached as Exhibit 10.2 to Pre-effective Amendment No. 6 to Form S-11 Registration Statement (Registration No. 333-168407) filed by us with the SEC on March 4, 2011, a full copy of the First Amendment to the 2011 Stock Incentive Plan is attached as Exhibit 10.33 to the Company’s Pre-Effective Amendment No. 1 to the Registration Statement on Form S-11 filed with the SEC on November 2, 2011 and a full copy of the Second Amendment to the 2011 Stock Incentive Plan is attached as Annex B to our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 21, 2013. A summary description of the material features of the 2011 Stock Incentive Plan is provided below. The statements made in this Proxy Statement regarding the Third Amendment to the 2011 Stock Incentive Plan should be read in conjunction with and are qualified in their entirety by reference to the terms of the Third Amendment to the 2011 Stock Incentive Plan attached to this Proxy Statement as Annex A.
Reasons for the 2011 Stock Incentive Plan Amendment
As of March 13, 2015, an aggregate of 1,039,595 shares of our Common Stock have either been issued or are subject to outstanding awards under the 2011 Stock Incentive Plan or are subject to awards of Class B Units of our operating partnership that may subsequently have shares of Common Stock issued under the 2011 Stock Incentive Plan, leaving only 279,687 shares available for future issuance under the 2011 Stock Incentive Plan. Given the Company's current plans to continue paying all director fees and officer compensation in equity-based awards, our Board does not believe the Company has sufficient available shares reserved for issuance under the 2011 Stock Incentive Plan and needs to extend the expiration date and increase the number of shares authorized of the 2011 Stock Incentive Plan.

Our Board believes that increasing the aggregate number of shares of our Common Stock issuable under the 2011 Stock Incentive Plan as contemplated by the Third Amendment to the 2011 Stock Incentive Plan and the corresponding extension of the expiration date is essential to facilitate the Company's anticipated future growth by enabling it to attract and retain qualified officers and directors through equity participation in the Company. As discussed in the Compensation Discussion and Analysis beginning on page 20 of this Proxy Statement, our Board believes that our equity compensation program is directly linked to our business objectives of generating income for our stockholders and growing our market capitalization. For example:

•
While we do not pay our Named Executive Officers any cash compensation, our Compensation Committee may grant our Named Executive Officers equity awards intended to align their interests with those of our stockholders, thereby allowing our Named Executive Officers to share in the creation of value for our stockholders through stock appreciation and dividends.

•	These equity awards are generally subject to vesting requirements, and are designed to promote the retention of management and to achieve strong performance for the Company.

•	These awards further provide flexibility to us in our ability to enable our Manager and its affiliates to attract, motivate and retain talented individuals at our Manager and its affiliates.

Information about Dilution, Overhang and Burn Rate
Dilution. The Board anticipates that the 1,300,000 additional shares being requested by the Third Amendment to the 2011 Stock Incentive Plan will be sufficient to provide projected equity incentives for the Company's compensation plans for at least four years beyond 2015 assuming that its annual usage remains consistent with 2013-2014.
The 1,300,000 new shares would represent approximately 5.9% of Common Stock outstanding as of March 13, 2015. The Board believes the Third Amendment to the 2011 Stock Incentive Plan represents a reasonable amount of potential dilution and a strong alignment of interests between our Named Executive Officers, who are expected to be paid in equity compensation in lieu of cash for 2015, and our other grant recipients under the 2011 Stock Incentive Plan, with those interests of all our stockholders.
Overhang. We calculate our "overhang" as the sum of (a) Class B Units and Class A Units outstanding; plus (b) unvested shares of restricted stock; plus (c) shares available for grant under our 2011 Stock Incentive Plan divided by the sum of (x) common shares outstanding at fiscal year-end plus (y) the number of shares in the numerator. Our current overhang is approximately 3.9%. If Proposal 2 is approved by our stockholders, our overhang would be approximately 9.0% as of the Record Date.
Burn Rate. We calculate our "total equity burn rate" as (a) the total number of equity-related awards granted in any given fiscal year divided by (b) the number of common shares outstanding at the end of that fiscal year. Our historical total equity burn rate from shares issued under the 2011 Stock Incentive Plan, calculated in terms of the average burn rate over the three-year period from 2012 through 2014 during which the 2011 Stock Incentive Plan has been outstanding, has been approximately 1.7%. Excluding the shares deemed issued under our 2011 Stock Incentive Plan in lieu of cash salary payments to our Named Executive Officers, the average burn rate of other shares deemed issued under the 2011Stock Incentive Plan has been approximately 0.4%. Since the grants in lieu of cash compensation are, in effect, awards of Class B Units that replace annual compensation that otherwise would have been paid in cash, we believe that it is appropriate to exclude these shares under our 2011 Stock Incentive Plan when comparing our burn rate to that of other companies. For purposes of the forgoing, we have not applied any premium to the full-valued shares (as opposed to stock options) deemed awarded under the 2011 Stock Incentive Plan.
Material Features of the 2011 Stock Incentive Plan
The description of the 2011 Stock Incentive Plan set forth below is a summary of the principal features of the 2011 Stock Incentive Plan. This summary, however, does not purport to be a complete description of all of the provisions of the Stock Incentive Plan. The summary is qualified in its entirety by reference to the 2011 Stock Incentive Plan. A full copy of the 2011 Stock Incentive Plan is attached as Exhibit 10.2 to Pre-effective Amendment No. 6 to Form S-11 Registration Statement (Registration No. 333-168407) filed by us with the SEC on March 4, 2011, a full copy of the First Amendment to the 2011 Stock Incentive Plan is attached as Exhibit 10.33 to the Company’s Pre-Effective Amendment No. 1 to the Registration Statement on Form S-11 filed with the SEC on November 2, 2011 and a full copy of the Second Amendment to the 2011 Stock Incentive Plan is attached as Annex B to our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 21, 2013.

As of March 13, 2015 the closing price of our Common Stock on the NYSE MKT was $10.43 per share.

Term of the Stock Incentive Plan. Unless sooner terminated, the 2011 Stock Incentive Plan will currently expire on December 31, 2016. Any awards outstanding at the expiration of the term of the Stock Incentive Plan will continue in accordance with their terms. If this amendment is approved, the expiration date of the 2011 Stock Incentive Plan will be extended to December 31, 2019.

Types of Awards. The 2011 Stock Incentive Plan authorizes the grant of several types of stock-based awards, including incentive stock options, which we refer to in this section as ISOs, nonstatutory stock options, which we refer to in this section as NSOs, restricted stock, performance shares, stock appreciation rights, which we refer to in this section as SARs and other stock based awards. Our Compensation Committee has broad discretion with respect to the types of awards it may grant under the 2011 Stock Incentive Plan. The following are descriptions of some of the types of awards that may be granted:

•Stock Options. Our Compensation Committee will determine the number of shares of common stock subject to each option, the term of each option (which may not exceed ten years (or five years in the case of an ISO granted to a 10% stockholder)), the exercise price, the vesting schedule (if any), and the other material terms of each option. No stock option may have an exercise price less than the fair market value of the Common Stock at the time of grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of fair market value). Options will be exercisable at such time or times and subject to such terms and conditions as determined by our Compensation Committee at grant and the exercisability of such options may be accelerated by the Compensation Committee in its sole discretion. Upon the exercise of an option, the participant must make payment of the full exercise price, either (i) in cash, check, bank draft or money order; (ii) solely to the extent permitted by law, through the delivery of irrevocable instructions to a broker reasonably acceptable to the Company to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as a may be acceptable to the Compensation Committee. The exercise price of an option may not be reduced without stockholder approval.

•SARs. The Compensation Committee may grant SARs either with an option which may be exercised only at such times and to the extent the related option is exercisable ("Tandem SAR") or independent of a stock option ("Non-Tandem SAR"). A SAR is a right to receive a payment in common stock and/or cash (as determined by the Compensation Committee) equal in value to the excess of the fair market value of one share of Common Stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The exercise price per share of common stock subject to a SAR may not be less than fair market value at the time of grant. The Compensation Committee may also grant "limited SARs," either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control (as defined in the 2011 Stock Incentive Plan) or such other event as the Compensation Committee may, in its sole discretion, designate at the time of grant or thereafter. The exercise price of a SAR may not be reduced without stockholder approval.

•Restricted Stock. The Compensation Committee may award shares of restricted stock. Except as otherwise provided by the Compensation Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. Recipients of restricted stock are required to enter into a restricted stock agreement with the Company which states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse. If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulas or standards while the outcome of the performance goals are substantially uncertain.

•Performance Shares. The Compensation Committee may award performance shares. A performance share is the equivalent of one share of Common Stock. The Compensation Committee will specify one or more performance criteria to meet within a specified period determined by the Compensation Committee at the time of grant. A minimum level of acceptable achievement may also be established by the Compensation Committee. If, by the end of the performance period, the specified performance goals have been achieved, the participant will be deemed to have earned the performance shares. To the extent earned, the performance shares will be paid to the recipient at the time and in the manner determined by the Compensation Committee in cash, shares of Common Stock or any combination thereof.

•Other Stock-Based Awards. The Compensation Committee may make a grant of such other stock-based awards (including, without limitation, unrestricted shares of common stock, shares of common stock in payment of amounts due under an incentive or performance plan sponsored or maintained by the Company or an affiliate, stock equivalent units, restricted stock units, and deferred stock units) under the 2011 Stock Incentive Plan that are payable in cash or denominated or payable in or valued by shares of Common Stock or factors that influence the value of such shares. The Compensation Committee will determine the terms and conditions of any such other awards.

No Discount Stock Options. The 2011 Stock Incentive Plan prohibits the grant of a stock option with an exercise price less than the fair market value of the Company's stock on the date of grant.

Share and Award Limitations. Currently, we may issue up to 1,317,500 shares of our Common Stock under the 2011 Stock Incentive Plan, subject to adjustment for changes in our capital structure or a reorganization of the Company. If this amendment is approved, the number of shares that may be issued under the 2011 Stock Incentive Plan will be 2,617,500. Shares issued under the 2011 Stock Incentive Plan may be authorized and unissued shares, treasury shares or any combination of the two. Any shares subject to an award under the 2011 Stock Incentive Plan that are forfeited, settled for cash, repurchased, expire, or otherwise are terminated or settled without the issuance of such shares, are available for awards under the 2011 Stock Incentive Plan.

The maximum number of shares of Common Stock with respect to which any award of options, SARs or restricted stock that vests based on the achievement of performance goals that may be granted under the 2011 Stock Incentive Plan during any fiscal year to any eligible employee or consultant is 100,000 shares per type of award; however the maximum number of shares of Common Stock for all types of awards to any eligible employee or consultant is 250,000 shares during any fiscal year.

The maximum number of shares of Common Stock subject to any award of options (other than ISOs), SARs or other stock-based awards that may be granted under the 2011 Stock Incentive Plan during any fiscal year to any non-employee director is 75,000 shares per type of award; however, the maximum number of shares of Common Stock for types of awards covered under this paragraph to any non-employee director is 75,000 shares during any fiscal year.

There are no annual limits on the number of shares of Common Stock with respect to an award of restricted stock that is not subject to the attainment of specified performance goals to eligible employees or consultants. The maximum value at grant of performance shares which may be granted under the 2011 Stock Incentive Plan during any fiscal year is $500,000.

The individual maximum share limitations, the aggregate number of shares of common stock available for the grant of awards and the exercise price of an award in accordance with the 2011 Stock Incentive Plan may be adjusted by the Compensation Committee to reflect any change in our capital structure or business by reason of certain corporate transactions or events in accordance with the terms of the 2011 Stock Incentive Plan.

Administration. Unless and until our Board determines otherwise, the 2011 Stock Incentive Plan will be administered by our Compensation Committee. Determinations of the Compensation Committee will be final, conclusive, and binding on any interested person. Such determinations include such matters as selecting participants, determining the awards that will be made under the 2011 Stock Incentive Plan, interpreting 2011 Stock Incentive Plan provisions, and deciding the terms and conditions of any award.

Amendment. The 2011 Stock Incentive Plan may be amended by the Board. Amendments will be subject to stockholder approval if and to the extent required by applicable law, regulation, or rule.

Persons Eligible for Grants. Any eligible employee, officer, consultant, advisor or non-employee director of the Company or its affiliates will be eligible to be selected as a participant under the 2011 Stock Incentive Plan by the Compensation Committee, acting in its discretion. However, ISOs will be granted only to participants who are employees of Company or a subsidiary. As of March 13, 2015, there are no Company employees or consultants who are eligible to participate in the 2011 Stock Incentive Plan, however there are over 170 employees of the Company’s affiliates and five non-employee directors who are eligible to participate in the 2011 Stock Incentive Plan.
Change in Control. Unless otherwise determined by the Compensation Committee at the time of grant, awards subject to vesting and/or restrictions will vest in full upon a change in control and, in the discretion of the Compensation Committee, will be (i) assumed and continued or substituted in accordance with applicable law; (ii) purchased by the Company for an amount equal to the excess of the price of the Common Stock paid in a change in control over the exercise price of the award(s), or (iii) cancelled if the price of the Common Stock paid in a change in control is less than the exercise price of the award. The Committee may also, in its sole discretion, provide for accelerated vesting or lapse of restrictions of an award at any time.
In the event of a merger or consolidation in which the Company is not the surviving corporation or in the event of a transaction that results in the acquisition of all or substantially all of the Common Stock or assets, the Compensation Committee may elect to terminate all outstanding exercisable awards granted under the 2011 Stock Incentive Plan, except that during the period from notification of such termination to the date of consummation of the relevant transaction (which must be at least 20 days) each participant shall have the right to exercise all of his or her exercisable awards in full (without regard to any restrictions on exercisability), contingent on the consummation of such transaction.
Transferability. Generally, awards granted under the 2011 Stock Incentive Plan are nontransferable (other than by will or the laws of descent and distribution), except that the Compensation Committee may provide for the transferability of NSOs at the time of grant or thereafter to certain family members.
Certain U.S. Federal Income Tax Consequences
The rules concerning the federal income tax consequences with respect to options granted and to be granted pursuant to the 2011 Stock Incentive Plan are quite technical. Moreover, the applicable statutory provisions are subject to change (possibly with retroactive effect), as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences. In addition, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences (state, local and other tax consequences are not addressed below) to individuals who are citizens or residents of the other than those individuals who are taxed on a residence basis in a foreign country. The U.S. federal income tax law is technical and complex and the discussion below represents only a general summary. The following summary is included for general information only and does not purport to address all the tax considerations that may be relevant. Each recipient of a grant is urged to consult his or her own tax advisor as to the specific tax consequences to such grantee and the disposition of Common Stock.
ISOs. In general, an employee will not realize taxable income upon either the grant or the exercise of an ISO and the Company will not realize an income tax deduction at either such time. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of Common Stock acquired upon exercise of an ISO (determined at the time of exercise) over the exercise price of the ISO will be considered income. If the recipient was continuously employed on the date of grant until the date three months prior to the date of exercise and such recipient does not sell the Common Stock received pursuant to the exercise of the ISO within either (i) two years after the date of the grant of the ISO or (ii) one year after the date of exercise, a subsequent sale of the Common Stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to the Company.
To the extent that the aggregate fair market value (determined as of the time of grant) of the Common Stock with respect to which ISOs are exercisable for the first time by an eligible employee during any calendar year under the 2011 Stock Incentive Plan and/or any other stock option plan of the Company, any subsidiary or any parent exceeds $100,000, such options will be treated as NSOs. In addition, if the recipient is not continuously employed on the date of grant until the date three months prior to the date of exercise or a recipient disposes of the Common Stock acquired upon exercise of the ISO within either of the above-mentioned time periods, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of the Common Stock on the date of exercise over the exercise price, or (ii) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Sections 162(m) and 280G of the Internal Revenue Code of 1986 (the "Code") (as described below), the Company generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).
NSOs. A recipient will not realize any taxable income upon the grant of a NSO and the Company will not receive a deduction at the time of such grant unless such option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a NSO, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. Upon a subsequent sale of the Common Stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period for the Common Stock. Subject to the limitations under Sections 162(m) and 280G of the Code (as described below), the Company will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income.
All Options. With regard to both ISOs and NSOs, the following also apply: (i) any of our officers and directors subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their stock options; (ii) any entitlement to a tax deduction on the part of the Company is subject to the applicable tax rules (including, without limitation, Section 162(m) of the Code regarding the $1,000,000 limitation on deductible compensation); and (iii) in the event that the payment, exercisability or vesting of any award is accelerated because of a change in ownership (as defined in Code Section 280G(b)(2)), and such payment of an award, either alone or together with any other payments made to certain participants, constitute parachute payments under Code Section 280G, then subject to certain exceptions, a portion of such payments would be nondeductible to the Company and the participant would be subject to a 20% excise tax on such portion of the payment.
Code Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1,000,000 per year per person to its "covered employees" (generally, its chief executive officer and three other executive officers (other than its chief financial officer) whose compensation is disclosed in its proxy statement), subject to certain exceptions. Compensation paid under certain qualified performance-based compensation arrangements, which (among other things) provide for compensation based on pre-established objective performance goals established by a compensation committee that is comprised solely of two or more "outside directors", is not considered in determining whether a "covered employee’s" compensation exceeds $l,000,000. Options will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares with respect to which options may be granted to any recipient during a specified period of time and the plan under which the options are granted is approved by stockholders and is administered by a committee comprised of outside directors. Subject to stockholder approval of the Section 162(m) performance goals under the 2011 Stock Incentive Plan, it is intended that certain awards under the 2011 Stock Incentive Plan will satisfy these requirements so that the income recognized in connection with awards will not be included in a "covered employee’s" compensation for the purpose of determining whether such individual’s compensation exceeds $1,000,000.
Code Section 409A. Code Section 409A provides that all amounts deferred under a nonqualified deferred compensation plan are includible in a participant’s gross income to the extent such amounts are not subject to a substantial risk of forfeiture, unless certain requirements are satisfied. If the requirements are not satisfied, in addition to current income inclusion, interest at the underpayment rate plus 1% will be imposed on the participant’s underpayments that would have occurred had the deferred compensation been includible in gross income for the taxable year in which first deferred or, if later, the first taxable year in which such deferred compensation is not subject to a substantial risk of forfeiture. The amount required to be included in income is also subject to an additional 20% tax. While most awards under the 2011 Stock Incentive Plan are anticipated to be exempt from the requirements of Code Section 409A, awards that are not exempt are intended to comply with Code Section 409A.
Miscellaneous. The 2011 Stock Incentive Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The 2011 Stock Incentive Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.
Future Plan Awards

Because future awards under the 2011 Stock Incentive Plan will be based upon prospective factors including the nature of services to be rendered and a participant’s potential contributions to the success of the Company or its affiliates, actual awards cannot be determined at this time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THIS PROPOSAL.

PROPOSAL NO. 3 - PROPOSAL TO APPROVE (ON AN ADVISORY BASIS) COMPENSATION OF THE
NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

Our Board of Directors recommends a vote FOR the proposal to approve compensation of the Named Executive Officers as Disclosed in this Proxy Statement

General

Our Board is committed to corporate governance best practices and recognizes the significant interest of stockholders in executive compensation matters. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing stockholders with the opportunity to cast an advisory vote on the 2014 compensation of our Named Executive Officers as disclosed in this Proxy Statement, including in the section entitled "Compensation Discussion and Analysis," the compensation tables and other executive compensation disclosures.

The stockholder vote will not be binding on us or our Board, and it will not be construed as overruling any decision by us or our Board or creating or implying any change to, or additional, fiduciary duties for us or our Board. Nevertheless, the Board’s Compensation Committee, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the stockholder vote on this matter, along with other expressions of stockholder views it receives on specific policies and desirable actions. If there are a significant number of unfavorable votes, we will seek to understand the concerns that influenced the vote and address them in making future decisions affecting the executive compensation program.

As discussed in the Compensation Discussion and Analysis beginning on page 20 of this Proxy Statement, our Board believes that our compensation program is directly linked to our business objectives of generating income for our stockholders and growing our market capitalization. For example:

•
While we do not pay our Named Executive Officers any cash compensation, our Compensation Committee may grant our Named Executive Officers equity awards intended to align their interests with those of our stockholders, thereby allowing our Named Executive Officers to share in the creation of value for our stockholders through stock appreciation and dividends.

•	These equity awards are generally subject to vesting requirements, and are designed to promote the retention of management and to achieve strong performance for our Company.

•	These awards further provide flexibility to us in our ability to enable our Manager and its affiliates to attract, motivate and retain talented individuals at our Manager and its affiliates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL (ON AN ADVISORY BASIS) OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PPROPOSAL NO. 4 – RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors recommends a vote FOR the ratification of the selection of
PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Our Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year, subject to ratification by our stockholders. If our stockholders do not ratify such selection, it will be reconsidered by our Board. Even if the selection is ratified, our Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if our Audit Committee determines that such a change would be in our stockholders’ best interests. Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2015 Annual Meeting of Stockholders, with the opportunity to make a statement, should they so desire, and to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us for the fiscal year ended December 31, 2013 and fees billed to or agreed to by us for the fiscal year ended December 31, 2014 by PricewaterhouseCoopers LLP for professional services rendered:

Fee Category	2014 Fees	2013 Fees
Audit fees(1)	$594,750	$296,981
Audit-related fees(2)	70,995	115,000
Tax fees(3)	—	29,535
All other fees(4)	79,500	136,500
Total Fees	$745,245	$578,016

(1)
Audit fees consist of fees for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and review of the interim financial statements included in our quarterly reports or services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees consist of fees for assurance and related services related to the review and audit of financial statements prepared by the Company in accordance with rule 3-14 of Regulation S-X and related pro forma financial statements in connection with material acquisitions.

(3)	Tax fees consist of fees billed for professional services regarding federal, state and, if applicable, international tax compliance, tax advice and tax planning.

(4)
All other fees consist of reviews of our Registration Statement on Form S-3, as amended, related to our Follow-On Unit Offering (File No. 333-183355), our Registration Statements on Form S-8 related to our 2011 Stock Incentive Plan, our universal shelf Registration Statement on Form S-3 (File No. 333-188677) and our resale Registration Statement on Form S-3, as amended (Registration No. 333-187925), and the preparation of comfort letters in connection with securities offerings by the Company in 2013 and 2014.

Pre-Approval Policies

Our Audit Committee reviews each service on a case-by-case basis before approving the engagement of PricewaterhouseCoopers LLP for all audit or permissible non-audit services. All of the non-audit services for 2013 and 2014 were approved by the Audit Committee.

Consideration of Non-Audit Services Provided by the Independent Registered Public Accounting Firm

Our Audit Committee has concluded that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independent registered public accounting firm’s independence.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER BUSINESS

Our Board does not presently intend to bring any other business before the Annual Meeting, and, so far as known to our Board, no matters are to be brought before the Annual Meeting, except as specified in the Notice of Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors,
Leonard A. Silverstein
President and Chief Operating Officer

Date: March 19, 2015

ANNEX A

THIRD AMENDMENT
TO THE
PREFERRED APARTMENT COMMUNITIES, INC.
2011 STOCK INCENTIVE PLAN

This THIRD AMENDMENT (this "Amendment") to the Preferred Apartment Communities, Inc. 2011 Stock Incentive Plan (as amended, the "Plan") is made effective as of February 5, 2015 (the "Effective Date"), with respect to all Awards (as defined in the Plan) outstanding as of such date and granted on or after such date, by Preferred Apartment Communities, Inc., a Maryland corporation (the "Company").

W I T N E S S E T H:

WHEREAS, the Plan was established by the Company effective as of February 25, 2011 and approved by the stockholders of the Company on February 25, 2011;

WHEREAS, the Company now desires to amend the Plan to increase the aggregate number of shares that may be issued under the Plan and to extend the term of the Plan;

NOW, THEREFORE, pursuant to the authority reserved in Section 13.1 of the Plan, subject to the approval of this Amendment by the stockholders of the Company, the Plan is amended as follows:

1.	The first sentence of Section 4.1(a) of the Plan is hereby amended and restated in its entirety as follows:

"The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 2,617,500 shares of Common Stock (subject to any increase or decrease pursuant to Section 4.2), which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both."

2.	Article XVII of the Plan is hereby amended by deleting the phrase "December 31, 2016" and replacing it with "December 31, 2019".

3.	Except as otherwise specifically set forth herein, all other terms and conditions of the Plan shall remain in full force and effect.

A-1

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer on Effective Date.

PREFERRED APARTMENT
COMMUNITIES, INC.

By:_/s/ John A. Williams_____________
Name: John A. Williams
Title: Chief Executive Officer

A-2

PREFERREDAPARTMENT | COMMUNITIES®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 7, 2015.

Vote by Internet

- Go to **www.envisionreports.com/APTS**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all nominees listed in Proposal 1 and a vote FOR Proposals 2, 3 and 4.

	For	Withhold		For	Withhold		For	Withhold
01 - John A. Williams	☐	☐	02 - Leonard A. Silverstein	☐	☐	03 - Daniel M. DuPree	☐	☐
04 - Steve Bartkowski	☐	☐	05 - Gary B. Coursey	☐	☐	06 - William J. Gresham, Jr.	☐	☐
07 - Howard A. McLure	☐	☐	08 - Timothy A. Peterson	☐	☐			

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

020TXD

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PREFERRED APARTMENT | COMMUNITIES®

Proxy — Preferred Apartment Communities, Inc.

Notice of 2015 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting - May 7, 2015

Leonard A. Silverstein, John A. Williams, Michael J. Cronin, and Jeffrey R. Sprain, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Preferred Apartment Communities, Inc. to be held at our offices, located at 3284 Northside Parkway NW, 2nd Floor, Atlanta, Georgia 30327, on Thursday, May 7, 2015 at 9:00 a.m. Eastern Time, and any postponements or adjournments thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposals 2, 3 and 4.

PREFERREDAPARTMENT | COMMUNITIES®

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet

- Go to **www.envisionreports.com/APTS**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Stockholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the Preferred Apartment Communities' Stockholder Meeting to be Held on May 7, 2015.

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Annual Report and Proxy Statement for stockholders are available at:

www.envisionreports.com/APTS

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.envisionreports.com/APTS** to view the materials.
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials - If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 28, 2015 to facilitate timely delivery.

020U0E

Stockholder Meeting Notice

Preferred Apartment Communities, Inc. Annual Meeting of Stockholders will be held on May 7, 2015 at its offices, located at 3284 Northside Parkway NW, 2nd Floor, Atlanta, GA, 30327, at 9:00 a.m. Eastern Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR all nominees listed in Proposal 1 and a vote FOR Proposals 2, 3 and 4.

1. Election of eight directors to serve until the annual meeting of stockholders in 2016:
   John A. Williams
   Leonard A. Silverstein
   Daniel M. DuPree
   Steve Bartkowski
   Gary B. Coursey
   William J. Gresham, Jr.
   Howard A. McLure
   Timothy A. Peterson

PLEASE NOTE - YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

- **Internet** - Go to **www.envisionreports.com/APTS**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.
- **Telephone** - Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.
- **Email** - Send email to investorvote@computershare.com with "Proxy Materials Preferred Apartment Communities, Inc." in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

  To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 28, 2015.

020U0E